UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.     )

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D.R. Horton, Inc.

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D·R·HORTON®
America's Builder

NOTICE OF 2023
ANNUAL MEETING AND PROXY STATEMENT

Message to Our Stockholders:

We are extremely proud of the D.R. Horton team’s performance in fiscal 2022. We completed our 21st consecutive year as the largest homebuilder in the United States by closing 83,518 homes in our homebuilding and single-family rental operations during fiscal 2022. Our consolidated revenues and pre-tax income were 21% and 42% higher than fiscal 2021, respectively. Over the last five years, we have grown our revenues by 138% and our earnings per share by 503%, while also generating $7.5 billion of homebuilding cash from operations, more than doubling our book value per share, maintaining homebuilding leverage below 20% and significantly increasing our returns on inventory and equity to greater than 30%. Our strong balance sheet, ample liquidity and low leverage provide us with significant financial flexibility. We are committed to maintaining our disciplined approach to investing capital to enhance the long-term value of our Company, including returning capital to our stockholders through both dividends and share repurchases on a consistent basis.

During the first half of fiscal 2022 and for most of the third quarter, demand for our homes remained strong. In June 2022, we began to see a moderation in housing demand that persisted through the end of our fiscal year as mortgage interest rates increased substantially and inflationary pressures remained elevated. The supply of homes at affordable price points remains limited across most of our markets, and disruptions in the supply chains for certain building materials and tightness in the labor market have caused our construction cycle to lengthen. Although these pressures may persist for some time, we believe we are well-positioned to meet these changing market conditions with our affordable product offerings and lot supply, and we will manage our home pricing, sales incentives and number of homes in inventory based on the level of homebuyer demand.

Our purpose as a Company is to enable our customers to achieve the American Dream of homeownership. We achieve this by ensuring that our homes remain affordable for entry-level and first-time homebuyers – the average selling price of our homes is one of the lowest in the homebuilding industry – and we are honored to have provided new homes to more individuals and families than any other builder in the country. We continue to strive to offer compelling value across our broad product offerings to serve a diverse customer base and provide homes for every stage in life.

As a Board, we remain committed to providing robust oversight of management as the Company implements its vision and strategic plans to create sustainable stockholder value. In fiscal 2022, the Board also reiterated its commitment to stockholder engagement – the feedback gained in conversations with stockholders serves as a key input to Board and Committee discussions and decisions. The following proxy statement outlines the significant executive compensation actions taken by the Board and Compensation Committee to address and align with stockholder feedback received over the course of the past year. We are also proud to have been named the Best Investor Relations Program in the Homebuilders and Building Products sector by Institutional Investor multiple times in its annual survey, including in each of the most recent three consecutive years.

During fiscal 2022, the Company made significant strides in our Environmental, Social and Governance (ESG) efforts related to our commitment to improve our ESG transparency. We published human capital data for the first time highlighting the demographic composition of our workforce and our homebuyers, and we subsequently appended that data with our first public disclosure of our EEO-1 reporting, sharing our 2021 report that was submitted to the Equal Employment Opportunity Commission (EEOC). Additionally, we published our first vendor spotlight, which highlights the environmental impacts of certain vendors and product categories within our homes, and how together with our building product partners, we are building a better, more energy efficient home for our homebuyers. This year, we also conducted a formal ESG materiality assessment, in which we gathered responses and feedback from a variety of stakeholders to understand the ESG topics of importance to each stakeholder type and the areas in which D.R. Horton should consider focusing our ESG efforts and disclosure.

As a culmination of these efforts, we plan to publish our inaugural ESG report in early fiscal 2023. This ESG report will include discussion and metrics around the energy efficiency and environmental impacts of our homes, the importance of the people who work for D.R. Horton, our impacts on the communities in which we work, overall business ethics and several other important ESG topics . This report and future ESG Reports, as well as any new information, will be accessible on the Policy & ESG Documents section of our Investor Relations website.

Our employees continue to be the primary strength of our Company, ensuring the resilience of our business going forward. Our employees share in our success on both an annual and long-term basis through participation in numerous incentive compensation and stock ownership plans. We remain committed to hiring, developing and supporting a positive, productive, diverse and inclusive workplace by attracting and retaining talented and experienced individuals to manage and support our operations. We continually work to improve the quality of our workforce, work environments and customer experiences. Our Company’s culture is centered on accountability, integrity and providing growth opportunities for our employees based on competence, effort and character, which provides a long-term focus and continuity to our operations.

We operate in 106 markets and 33 states across the country in a highly decentralized manner. Our team of employees in each market strive to have a positive influence on their local communities, not only by providing new homes to their neighbors, but also by supporting local organizations that enhance the well-being of the community and help those in need. This support is demonstrated through numerous efforts including team volunteering projects, support of individual employee volunteer efforts, natural disaster recovery assistance to municipalities, various types of donations, contributions and cooperation with our trade partners in supporting various charitable causes. Homebuilding is a local business, and we are proud to support the local communities where our employees and customers live and work.

Board of Directors: Donald R. Horton, Chairman Barbara K. Allen Brad S. Anderson Michael R. Buchanan Benjamin S. Carson, Sr. Maribess L. Miller

Notice of Annual Meeting of Stockholders

Date and Time:

January 18, 2023 10:00 a.m. Central Time

Place:

1341 Horton Circle, Arlington, Texas 76011

Dear Stockholders of D.R. Horton:

You are invited to attend the 2023 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2023 Annual Meeting will be held at our corporate offices located at: 1341 Horton Circle, Arlington, Texas 76011, on Wednesday, January 18, 2023, at 10:00 a.m. Central Time, for the following purposes:

•	To elect the six directors named in our proxy statement;

•	To seek an advisory vote on the approval of our executive compensation;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	To conduct other business properly brought before the meeting.

Record Date:

Only stockholders of record at the close of business on Wednesday, November 30, 2022 are entitled to notice of and to vote at the 2023 Annual Meeting or any adjournment thereof. The Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that the Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 13, 2022.

Whether or not you plan to attend the meeting, your vote is very important. For the convenience of our stockholders, proxies may be submitted either by telephone, electronically through the Internet, or by mail. For casting your vote by mail, a form of proxy on which to indicate your vote and a postage-paid envelope in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2023 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2023 Annual Meeting, we would be glad to hear from you.

Sincerely,

DONALD R. HORTON

Chairman of the Board

Arlington, Texas

December 13, 2022

Stockholders are being asked to vote on the following matters at the 2023 Annual Meeting of Stockholders.

Our Board’s Recommendation

Proposal 1: Election of Directors: To elect the six directors named in our proxy statement	✓ FOR

Proposal 2: Advisory Vote to Approve Executive Compensation: To seek an advisory vote on the approval of our executive compensation	✓ FOR

Proposal 3: Ratification of Auditors: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023	✓ FOR

PROXY STATEMENT SUMMARY

Proxy Statement Summary

Key Operating and Financial Highlights

The D.R. Horton team, led by our executive officers, delivered outstanding operating and financial results during fiscal 2022. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement. Our results reflect the strength of our experienced operational teams, industry-leading market share, broad geographic footprint and diverse product offerings across multiple brands.

We closed 83,518 homes in our homebuilding and single-family rental operations during fiscal 2022, completing our 21st consecutive fiscal year as the largest homebuilder in the United States. Over the prior five fiscal years, we have grown our revenues by 138% and our earnings per share by 503%, while also generating $7.5 billion of cash flows from homebuilding operations, more than doubling our book value per share, maintaining homebuilding leverage below 20% and significantly increasing our returns on inventory and equity to greater than 30%. We have also delivered strong total stockholder returns of 264% and 79% for the last ten years and five years, respectively.

Key Performance Highlights

D.R. HORTON, INC. 2023 PROXY STATEMENT      1

PROXY STATEMENT SUMMARY

	As of and for the Fiscal Year Ended September 30,					% Change
						2022 vs 2021	2022 vs 2018
Stock Price and Other Data	2022	2021	2020	2019	2018

Common stock price	$67.35	$83.97	$75.63	$52.71	$42.18	(20)%	60%

Total equity market capitalization (in millions)	$23,165	$29,895	$27,529	$19,420	$15,871	(23)%	46%

Book value per common share	$56.39	$41.81	$32.53	$27.20	$23.88	35%	136%

Diluted earnings per common share	$16.51	$11.41	$6.41	$4.29	$3.81	45%	333%

Cash dividends paid per common share	$0.90	$0.80	$0.70	$0.60	$0.50	13%	80%

Board Responsiveness and Commitment to Stockholder Engagement

Over the last few years, our Board and Compensation Committee, alongside our Investor Relations team, has embarked on a robust stockholder outreach program. The success of the engagement program is evidenced by the significant changes to our executive compensation program that were adopted as a direct result of the feedback received as outlined in the table below.

Our advisory vote on executive compensation (Say on Pay) received a lower than expected vote at the 2022 Annual Meeting. In response, the Compensation Committee made significant changes to our executive compensation program and remains committed to understanding and being responsive to stockholder sentiment. As a result, the Compensation Committee and Investor Relations team reached out to investors, in some instances multiple times, prior to and following the 2022 Annual Meeting to ensure that any actionable feedback received could be better incorporated into Compensation Committee discussions and decisions for fiscal 2022 and beyond.

Throughout fiscal 2022, we contacted stockholders collectively representing 57% of outstanding shares and had substantive conversations with stockholders representing 53% of outstanding shares to discuss executive compensation, corporate governance and ESG matters. The Compensation Committee Chair led the discussions with several of our largest stockholders.

Stockholder Feedback (“What We Heard”) Strong stockholder preference for:		Action (“What We Did”)			Impact of Action (“Why This is Important”)

Short-term Incentive	Cap on short-term incentive payout	Established dollar cap			✓ Limits total short-term award size
	Lower pre-tax income (PTI) percentage	Reduced PTI payout percentage:			✓ Reduces earned short-term incentive
		Executive	From	To
		Chairman	0.60%	0.20%
		CEO	0.40%	0.20%
		Co-COOs	0.15%	0.10%

Balance of Short- and Long-term Incentives	Equity incentives over cash	Split earned annual incentive payouts to Chairman and CEO equally between cash and equity, with the equity being subject to a further 2-year holding period			✓ Strengthens alignment of executives’ interests with stockholders by utilizing equity with a multi-year holding period
	Long-term over short-term incentives	Committed that long-term incentives, with vesting schedule of no shorter than 3 years, will be a higher percentage of target compensation for fiscal 2022 and beyond			✓ Aligns outcomes with long-term stockholder value creation ✓ Increases performance and retentive value of incentives

Above-median Performance Targets	Above-median targets for relative metrics

Increased threshold performance level for the ROI, SG&A and GP portions of Performance RSUs to require 6th rank out of 10

Increased target performance level for the ROI, SG&A and GP portions of Performance RSUs to require 3rd rank out of 10

✓ Requires greater outperformance of our peers to earn threshold and target payouts ✓ Increases from 9th and 5th rank out of 10, respectively, in historical grants

Risk Mitigation	Adoption of clawback policy	Adopted clawback policy that applies to cash and equity incentives and that is triggered by either a financial restatement or other material harm to the Company			✓ Minimizes compensation risk ✓ Ensures alignment of interests

D.R. HORTON, INC. 2023 PROXY STATEMENT      2

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Our governance structures predicated on our Corporate Governance Principles ensure robust independent oversight of management and accountability to stockholders.

Governance Principles	Corporate Governance Practice

Accountability to our Stockholders

✓  Our common stock is our only class of stock, with one vote per share.

✓  Our stockholders elect directors for one-year terms by a majority vote standard.

✓  Our Bylaws permit stockholder proxy access.

✓  We do not have a “poison pill” or similar anti-takeover provision in place.

Board Independence

✓  Five of our six director nominees are independent.

✓  We have a separate chairman and chief executive officer and an independent presiding director.

✓  Our independent directors regularly meet in executive sessions.

✓  All the members of our three standing Board committees—Audit, Compensation and Nominating and Governance—are independent.

Board Diversity

✓  Two of our six directors are women, and one director is ethnically diverse.

✓  Director gender and ethnic diversity is supported by our candidate recruitment policy.

✓  All of the key Board committee chairs and our Presiding Director are either female or ethnically diverse.

Board Policies and Practices

✓  Our Board annually reviews its performance, as well as the performance of each of its standing committees.

✓  Our Board actively engages in chief executive officer succession planning and reviews succession plans for our other executives annually.

✓  Our Nominating and Governance Committee oversees risks associated with overall governance and Board succession planning and ESG.

✓  Our Compensation Committee evaluates our CEO’s performance annually.

✓  Our Audit Committee oversees cybersecurity risk.

Risk Mitigation and Alignment of Interests

✓  We have robust stock ownership guidelines for executive officers and directors.

✓  In fiscal 2022, we adopted a clawback policy that applies to both cash and equity incentives and is triggered by either a financial restatement or other material harm to the Company.

✓  Our directors and executive officers may not engage in pledging or hedging transactions or other transactions designed to hedge or offset any decrease in the market value of our Company stock.

✓  No executive officer or director has any shares of Company stock pledged or hedged.

D.R. HORTON, INC. 2023 PROXY STATEMENT      3

PROXY STATEMENT SUMMARY

Executive Compensation Highlights

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers using incentives based on Company performance that emphasize the creation of sustainable long-term stockholder value and that will attract, motivate and retain highly qualified and experienced executives.

Executive Compensation Principles	Executive Compensation Objectives

Business Resilience	✓ Achieve long-term sustainability of our business

Alignment of Interests	✓ Align our executives’ interests with stockholders’ interests with the goal of maximizing long-term stockholder value

Pay-for-Performance	✓ Award compensation that recognizes valuable short- and long-term individual performance as well as the Company’s overall performance

Attract and Retain	✓ Motivate and retain highly qualified and experienced executives

Our executive compensation design ensures performance alignment and protects stockholder interests.

Design Feature	Rationale and Impact	Business Resilience	Alignment of Interests	Pay for Performance	Attract and Retain

Emphasize At-Risk and Performance-based Compensation	• 89% of fiscal 2022 CEO Target Pay at risk	✓	✓	✓

Balance Short- and Long-Term Incentives	• Reward executives for actions that will create short- and long-term stockholder value	✓	✓	✓	✓

Equity Pay Mix	• Significant majority of equity granted as Performance RSUs	✓	✓	✓	✓

Annual Cash and Equity Incentive Tied to Profitability	• Reward executives for increased profitability, which creates stockholder value • No guaranteed bonuses	✓	✓	✓	✓

Stock Ownership Guidelines	• Ensure alignment of executive interests with those of long-term stockholders		✓	✓

Clawback and Anti-hedging and Pledging Policies	• Mitigate compensation risk and ensure strong alignment with stockholder interests	✓	✓	✓

D.R. HORTON, INC. 2023 PROXY STATEMENT      4

PROXY STATEMENT SUMMARY

ESG Initiatives & Progress

Environmental, Social and Governance (ESG) information, including environmental metrics that may assist with understanding and mitigating the Company’s impacts on the climate, are a focus of the Company’s management team and Board of Directors.

As the largest homebuilder in the United States, we recognize that our business activities, including the acquisition and development of land and the construction and sale of residential homes, may impact the environment. We consider our impact on the environment in each phase of constructing our homes, beginning with the performance of environmental studies during site selection, all the way to the completion of our homes by including or offering energy efficient or energy-saving options.

During fiscal 2022, we made progress on our ESG initiatives, which included conducting an ESG materiality survey and assessment to understand, confirm and prioritize the topics our stakeholders believe are of importance to our Company.

Date	Key Achievements

July 2021	Began internal tracking of various ESG metrics
July 2021	Adopted Human Rights Policy, Political Contributions Policy Statement, Performance of Initial ESG Materiality Assessment
January 2022	Published Human Capital Document with quantitative demographic metrics
April 2022	Refined internal reporting process for ESG metrics and engaged sustainability firm to assist with GHG emissions calculation
August 2022	Published additional ESG fact sheets to website
September 2022	Disclosed EEO-1 Report Data
October 2022	Performed formal ESG Materiality Assessment
Early Fiscal 2023

Will publish our inaugural ESG Report

The key topics that we plan to address in our upcoming inaugural ESG report include, but are not limited to:

•  board oversight, ethics, diversity and independence;

•  home affordability and community impact;

•  home energy efficiency, quality and safety;

•  workplace health and safety;

•  talent retention and employee well-being;

•  diversity, equity and inclusion;

•  responsible land development; and

•  greenhouse gas emissions.

Ongoing	Continued improvement and assessment of metrics and disclosures around ESG topics

D.R. HORTON, INC. 2023 PROXY STATEMENT      5

PROPOSAL ONE – ELECTION OF DIRECTORS

Proposal One – Election of Directors

Our Board of Directors currently consists of six directors. All of our directors were elected by our stockholders at the 2022 Annual Meeting. Our directors will serve until the 2023 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our six directors as director nominees, each of whom is listed under the heading “Director Nominees” on page 8.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following six nominees for election to our Board of Directors:

Donald R. Horton Barbara K. Allen Brad S. Anderson	Michael R. Buchanan Benjamin S. Carson, Sr. Maribess L. Miller

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named as a director nominee for election as a director. Each director nominee elected as a director will be elected for a one-year term and will serve until the next annual meeting of stockholders and his or her successor has been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees is unable to serve or for good cause will not serve as a director at the time of the 2023 Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies may vote “FOR” that substitute nominee.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Each of our Six Nominees for Director.

D.R. HORTON, INC. 2023 PROXY STATEMENT      6

PROPOSAL ONE – ELECTION OF DIRECTORS

Information Regarding the Director Nominees

The following table, matrix and biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2023 Annual Meeting, based upon information furnished by each director.

The matrix below also represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of skills of our current directors.

Board of Directors Summary

Skills, Experience and Attributes
Nominees and Primary Occupation	Independent	Committee Membership (C = Chair)	Real Estate/ Home- building	Leadership & Strategy	Finance, Accounting and/or Investment	Outside Board Experience	Gender/ Ethnic Diversity
Donald R. Horton Executive Chairman, D.R. Horton, Inc.		Executive (C)	✓	✓	✓
Barbara K. Allen Retired Partner, Avondale Partners	✓	Compensation (C), Nominating and Governance	✓	✓	✓		✓
Brad S. Anderson Vice Chair, Cushman & Wakefield	✓	Audit, Compensation	✓	✓	✓	✓
Michael R. Buchanan Retired Sr. Advisor, Banc of America Securities	✓	Nominating and Governance	✓	✓	✓	✓
Benjamin S. Carson, Sr. Former Secretary of U.S. HUD	✓	Audit, Nominating and Governance (C)	✓	✓	✓	✓	✓
Maribess L. Miller Retired Partner, PwC	✓	Audit (C)*, Compensation		✓	✓	✓	✓

*	Audit Committee Financial Expert

D.R. HORTON, INC. 2023 PROXY STATEMENT      7

PROPOSAL ONE – ELECTION OF DIRECTORS

Director Nominees

Age: 72 Director Since: 1991 Term Expires: 2023 Committees: Executive (Chair)

Donald R. Horton

Executive Chairman of the Board

Mr. Horton is founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990. He has been involved in the real estate and homebuilding industries since 1972.

•  Executive Chairman, D.R. Horton, Inc. (1991 to present)

Mr. Horton, his family and their affiliated entities, beneficially own a significant number of shares of the Company’s common stock as set forth in the Beneficial Ownership tables beginning on page 56.

  Real Estate/Homebuilding

   Leadership & Strategy

 Financial, Accounting and/or Investment

Key Qualifications:

•  Mr. Horton’s over 40 years of leadership experience in the homebuilding industry provides valuable perspective and expertise to the Board and to the Company.

•  As founder of the Company and a continuing active member of the management team, Mr. Horton has a unique understanding of all aspects of the homebuilding business, and his leadership and strategic vision provide the Board and the Company with distinct advantages in the homebuilding industry.

Age: 76 Director Since: 2014 Term Expires: 2023 Committees: Compensation (Chair), Nominating and Governance

Barbara K. Allen

Retired Partner, Avondale Partners

Ms. Allen has significant experience researching, analyzing and making investment decisions related to housing-related companies.

•  Partner and Analyst of Housing, Construction and Retailing, Avondale Partners (2004 until retirement in 2006)

•  Home Construction, Building Materials, Home Furnishing and DIY Retailing Analyst for Natexis Bleichroeder, Inc. (1997–2004)

•  Vice President, Equity Research for Donaldson, Lufkin & Jenrette (1993–1996)

  Real Estate/Homebuilding

   Leadership & Strategy

 Financial, Accounting and/or Investment

Key Qualifications:

•  Ms. Allen’s extensive experience as an analyst and consultant to homebuilding-related companies provides valuable investor perspective to the Board, enhancing the Board’s ability to oversee important strategic decisions related to investment, operating and financing matters.

D.R. HORTON, INC. 2023 PROXY STATEMENT      8

PROPOSAL ONE – ELECTION OF DIRECTORS

Age: 61 Director Since: 1998 Term Expires: 2023 Committees: Audit, Compensation

Brad S. Anderson

Vice Chair of Cushman & Wakefield

Mr. Anderson has significant experience in leadership roles in homebuilding and real estate industries.

•  Vice Chair of Cushman & Wakefield, a global real estate services firm (2021 to present)

•  Executive Vice President of CBRE Group, Inc., an international  real estate brokerage company (2009–2021)

•  Various leadership positions, CB Commercial Real Estate Group, Inc., (1987–2009)

•  Director, KS StateBank (2016 to present)

•  Interim Chair of the Board of Continental Homes Holding Corp. (1997–1998 when it merged with D.R. Horton)

  Real Estate/Homebuilding

   Leadership & Strategy

 Financial, Accounting and/or Investment

 Public Company Board/ Corporate Governance

Key Qualifications:

•  Mr. Anderson’s extensive real estate industry experience and his current active leadership role with an international real estate services firm brings beneficial insight and perspective to the Board, as many factors that affect the real estate brokerage industry also affect the homebuilding industry.

Age: 75 Director Since: 2003 Term Expires: 2023 Committees: Nominating and Governance

Michael R. Buchanan

Retired Sr. Advisor, Banc of America Securities

Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors.

•  Senior Advisor, Banc of America Securities (2002–2003)

•  Managing Director, Head of National Real Estate Banking Group, Bank of America (1998 until retirement in 2002)

•  Executive Vice President of NationsBank, which later merged with Bank of America (1990–1998)

•  Director, Piedmont Office Realty Trust (NYSE: PDM) (2015–2021)

  Real Estate/Homebuilding

   Leadership & Strategy

 Financial, Accounting and/or Investment

 Public Company Board/ Corporate Governance

Key Qualifications:

•  Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas provides the Board with a broad understanding of the key drivers of the credit markets and financing considerations through multiple economic cycles, including their effects on the homebuilding industry.

D.R. HORTON, INC. 2023 PROXY STATEMENT      9

PROPOSAL ONE – ELECTION OF DIRECTORS

Age: 71 Director Since: 2021 Term Expires: 2023 Committees: Audit, Nominating and Governance (Chair)

Benjamin S. Carson, Sr.

Former Secretary of U.S. HUD

Dr. Carson has significant leadership experience in governmental, regulatory and medical roles.

•  17th Secretary of the U.S. Department of Housing and Urban Development (HUD) (2017–2021)

•  Led programs focused on advancing economic opportunity; providing safe, fair and affordable housing; spurring reinvestment in communities; reducing homelessness; assisting self-sufficiency to underserved and vulnerable populations; and helping disaster victims

•  Led the collaboration of eight federal agencies to establish the White House Council on Eliminating Regulatory Barriers to Affordable Housing

•  Distinguished career in the field of medicine including:

•  Director of the Division of Pediatric Neurosurgery at the Johns Hopkins Medical Institutions (1984–2013)

•  Professor of Neurological Surgery, Oncology, Plastic Surgery and Pediatrics at the Johns Hopkins Medical Institutions (1999–2013)

•  Director, Sinclair Broadcast Group, Inc. (NYSE: SBGI) (June 2022 to present)

•  Director, Covenant Logistics Group, Inc. (NASDAQ: CVLG) (2021 to present)

•  Director, Costco Wholesale Corporation (NASDAQ: COST) (1999–2015)

•  Director, Kellogg Company (NYSE: K) (1997–2015)

  Real Estate/Homebuilding

   Leadership & Strategy

 Financial, Accounting and/or Investment

 Public Company Board/ Corporate Governance

Key Qualifications:

•  Dr. Carson gained extensive management and leadership experience during both his service as HUD Secretary and his many contributions to the medical field.

•  His leadership positions, particularly in overseeing significant capital investments, developing multiple housing initiatives, emphasizing fiscal responsibility and the reduction of regulatory barriers while at HUD, enable Dr. Carson to provide valuable perspective to the Board and its Committees.

•  Dr. Carson also contributes governance expertise having served on the boards of directors of other S&P 500 companies.

D.R. HORTON, INC. 2023 PROXY STATEMENT      10

PROPOSAL ONE – ELECTION OF DIRECTORS

Age: 69 Director Since: 2019 Term Expires: 2023 Committees: Audit (Chair and Financial Expert), Compensation

Maribess L. Miller

Retired Partner, PricewaterhouseCoopers

Ms. Miller, a certified public accountant, has significant experience with both public and private companies gained from leading auditing and consulting engagements.

•  Practice Partner, PricewaterhouseCoopers (PwC) (1984 until retirement in 2009)

•  Managing Partner, North Texas Market (2002 to 2009)

•  Practice Leader, the Southwest Region Consumer, Industrial and Energy practice (1998 to 2002)

•  Managing Partner of PwC’s US Healthcare Audit Practice (1995 to 1998)

•  Director, Triumph Financial, Inc., formerly Triumph Bancorp, Inc., (NYSE: TFIN) (2014–present)

•  Director, Zix Corporation (2010 until acquisition by OpenText in 2021)

  Real Estate/Homebuilding

   Leadership & Strategy

 Financial, Accounting and/or Investment

 Public Company Board/ Corporate Governance

Key Qualifications:

•  Ms. Miller gained extensive experience in the auditing and business consulting fields, knowledge of public and private companies across multiple industries, and significant leadership experience as a managing partner for PwC in several key positions throughout her 34-year career.

D.R. HORTON, INC. 2023 PROXY STATEMENT      11

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

Our governance structures predicated on our Corporate Governance Principles ensure robust independent oversight of management and accountability to stockholders.

Governance Principles	Corporate Governance Practice

Accountability to our Stockholders	✓ Our common stock is our only class of stock, with one vote per share.
✓ Our stockholders elect directors for one-year terms by a majority vote standard.
✓ Our Bylaws permit stockholder proxy access.
✓ We do not have a “poison pill” or similar anti-takeover provision in place.

Board Independence	✓ Five of our six director nominees are independent.
✓ We have a separate chairman and chief executive officer and an independent presiding director.
✓ Our independent directors regularly meet in executive sessions.
✓ All the members of our three standing Board committees—Audit, Compensation and Nominating and Governance—are independent.

Board Diversity	✓ Two of our six directors are women, and one director is ethnically diverse.
✓ Director gender and ethnic diversity is supported by our candidate recruitment policy.
✓ All of the key Board committee chairs and our Presiding Director are either female or ethnically diverse.

Board Policies and Practices	✓ Our Board annually reviews its performance, as well as the performance of each of its standing committees.
✓ Our Board actively engages in chief executive officer succession planning and reviews succession plans for our other executives annually.
✓ Our Nominating and Governance Committee oversees risks associated with overall governance and Board succession planning and ESG.
✓ Our Compensation Committee evaluates our CEO’s performance annually.
✓ Our Audit Committee oversees cybersecurity risk.

Risk Mitigation and Alignment of Interests	✓ We have robust stock ownership guidelines for executive officers and directors.
✓ In fiscal 2022, we adopted a clawback policy that applies to both cash and equity incentives and is triggered by either a financial restatement or other material harm to the Company.
✓ Our directors and executive officers may not engage in pledging or hedging transactions or other transactions designed to hedge or offset any decrease in the market value of our Company stock.
✓ No executive officer or director has any shares of Company stock pledged or hedged.

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Board Refreshment and Diversity

Our Nominating and Governance Committee evaluates potential director nominees based on the following qualifications, experiences and characteristics.

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the Committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications, experiences and characteristics to become a director in light of the current makeup of the Board of Directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives.

Gender and Ethnically Diverse Candidates. The Company’s Board and the Nominating and Governance Committee are committed to using refreshment opportunities to consider new gender and ethnically diverse director candidates to the Board of Directors. The Company’s Corporate Governance Principles require the Board and Nominating and Governance Committee to include gender and ethnically diverse candidates in its initial list of director candidates. Also, when recruiting a new CEO from outside the Company, the Board will include gender and ethnically diverse candidates in its initial list of CEO candidates. Further, the Board and Nominating and Governance Committee will require third-party search consultants engaged by the Board or Nominating and Governance Committee to include gender and ethnically diverse candidates on their initial list of director candidates or CEO candidates from outside the Company. Our Board believes our refreshment policy related to gender and ethnic diverse candidates is very effective, as reflected by our current nominees.

Key Qualifications and Experiences. We believe the qualifications and experiences listed below are important to the overall composition of our Board. We do not require that each director possess each of these qualifications, but rather we ensure our Board as a whole possesses these qualifications.

Real Estate	Business, Management, Accounting and Finance	Strategic Vision and Leadership

We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry or experience in analyzing or consulting in these key areas.

Real estate industry experience enables our Board to understand key operational aspects of our national homebuilding business and provides important perspective from their relevant expertise.

We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions.

Relevant business and financial experience is important to the Board as it oversees risks related to the Company’s operations, financing and reporting.

We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors.

We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

Key Characteristics. In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following characteristics:

•	high personal and professional ethical standards, integrity and values;

•	commitment to representing the long-term interests of the stockholders;

•	practical wisdom, mature judgment and collegiality;

•	objectivity and inquisitiveness; and

•

willingness to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our

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Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”) and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below.

Corporate Governance Website

The Corporate Governance Principles, Board Committee Charters, Codes of Ethics and Conduct, Complaint Procedures and other Corporate Governance documents discussed in this Proxy Statement have been posted to our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section.

Majority Vote Standard and Resignation Policy

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case for the 2023 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is composed of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the SEC its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide, outside of the proxy access process, that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to the principal executive offices of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted for at the 2023 Annual Meeting.

The Board of Directors has adopted proxy access, which allows a stockholder or group of up to 20 stockholders owning in the aggregate 3% or more of D.R. Horton’s outstanding shares continuously for at least three years to nominate and include in the proxy materials director nominees constituting up to 20% of the number of directors in office, provided the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. In order for a stockholder or group of stockholders to nominate a director candidate to be included in D.R. Horton’s proxy materials, notice of such nomination must be delivered to the principal executive offices of D.R. Horton not later than the close of business on the 120th calendar day or earlier than the close of business on the 150th calendar day prior to the first anniversary of the date that the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting, and the nomination must otherwise comply with our Bylaws. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. Each notice must set forth the same information required by our Bylaws to submit a nomination. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

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Director Independence

Our Board of Directors is composed of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

•

A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s external audit firm, (ii) the director is a current employee of such firm, (iii) the director’s immediate family member is a current employee of such firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on D.R. Horton’s audit within that time.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an executive officer or an employee or whose immediate family member is an executive officer of a company that makes payments to or receives payments from D.R. Horton for property or services in an amount that in any single fiscal year exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•

If a director serves as an executive officer, director or trustee of a charitable or educational organization and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee is prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies.

Audit Committee Financial Expert Attributes: Audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating

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financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. Altogether, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee Financial Expert Attributes are set forth in the Corporate Governance Principles.

Compensation Committee Independence

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of a compensation committee satisfy additional independence requirements. The NYSE Rules require that the Board consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Board Determinations

Independence and Financial Literacy. Based on the independence and financial literacy standards discussed above, the Board has determined that Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, Benjamin S. Carson, Sr. and Maribess L. Miller are (i) independent for purposes of serving as independent members of the Board of Directors and the Nominating and Governance Committees, (ii) independent for purposes of serving as independent members on the Audit Committee and the Compensation Committee and (iii) financially literate for purposes of serving on the Audit Committee. Mr. Hewatt, who served as a director during a portion of fiscal 2022, was also determined to be independent for purposes of serving on the Board and the committees on which he served.

Audit Committee Financial Expert. Based on the Audit Committee Financial Expert Attributes discussed above, the Board has determined that Ms. Miller has the Financial Expert Attributes to qualify as the Audit Committee Financial Expert.

The Board also determined that Mr. Horton, a director nominee, is not independent because he is an executive officer.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for re-election after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include Mr. Anderson and Mr. Buchanan, are exempt from this policy. In fiscal 2022, the Board again determined to waive this retirement age policy for Ms. Allen in the interest of promoting and maintaining gender and tenure diversity and leadership on our Board of Directors and its Committees.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be, if required, disclosed on our website within four business days of such amendment or waiver. This Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers has been posted to our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics (Corporate Code of Conduct) for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Conduct to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Conduct is reviewed at least annually to determine the need for any updates or revisions. The Corporate Code of Business Conduct and Ethics has been posted to our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section.

Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous

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submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters have been posted to our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section.

Executive Sessions of the Board of Directors

Our non-employee members of the Board of Directors hold regularly scheduled executive sessions of these independent directors. Dr. Carson, Chair of the Nominating and Governance Committee, serves as Presiding Director of these executive sessions, at which the Chairman of the Board is not present. During fiscal 2022, the non-employee directors met four times in executive session, without members of management present.

Active Stockholder Engagement and Feedback from Investors

Throughout fiscal 2022, the Company contacted stockholders collectively representing 57% of outstanding shares and had substantive conversations with stockholders representing 53% of outstanding shares to discuss executive compensation, corporate governance and ESG matters. The Compensation Committee Chair led the discussions with several of the Company’s largest stockholders.

In addition, during fiscal 2022, the Company’s management and investor relations professionals attended investment conferences and participated in investor meetings and conference calls with hundreds of institutional investors. The Company’s investor relations team strives to be very responsive to investor requests for information and discussions. The Company has been named the Best Investor Relations Program in the Homebuilders and Building Products sector by Institutional Investor multiple times in its annual survey, including the most recent three consecutive years.

The Company values feedback from its stockholders, and management, the Board and applicable Committees regularly discuss and evaluate the feedback received regarding the Company’s performance, ESG reporting, executive compensation and other matters. When investors or stockholders ask our management team to share an observation, question or comment with our Board, they do, so that the Board can then consider the matter as part of its governance responsibilities. For a more fulsome discussion of actions taken in response to stockholder feedback in fiscal 2022, please see the section titled “Board Responsiveness and Commitment to Stockholder Engagement” on page 2 above.

Communications with the Board of Directors and the Company

Stockholders and others who wish to contact any member of our Board may send their correspondence to the Chair of the Nominating and Governance Committee, who also serves as the Presiding Director. Send communications to: Presiding Director, c/o Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011 or email at tbmontano@drhorton.com. Communications will be promptly forwarded to such Board member(s) or the Presiding Director, as applicable. Stockholders and others who wish to contact our Investor Relations team may send communications to Jessica Hansen, Vice President of Investor Relations, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011 or email at InvestorRelations@drhorton.com. Further information may be obtained through our website at investor.drhorton.com under the Policy  & ESG Documents link within the ESG section.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors and the Nominating and Governance Committee regularly review and evaluate the Board’s leadership structure. Currently, our Board leadership structure consists of an Independent Presiding Director and an Executive Chairman, supported by independent and diverse key Board committee chairs. The Board believes that our structure delivers independent Board leadership and engagement while offering the benefit of having our Executive Chairman, given his extensive experience in the homebuilding industry, to provide valuable insight and leadership to both the Board and the Company.

Mr. Horton has been Executive Chairman of the Board of the Company and its predecessor companies since 1978, and we have had a separate Chairman of the Board and CEO since 1998. Our CEO does not currently serve on our Board of Directors as our Board believes that one non-independent director on the Board is sufficient at this time, and that this allows our CEO to focus on the implementation of the Company strategy and management of the Company’s day-to-day operations.

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The Board does not have a policy that requires a specific board leadership structure, including whether the roles of the Chairman and CEO should be separated. The Board believes the current separation of the two roles provides an effective leadership structure that facilitates robust and frequent communication between the Chairman, the Board’s independent directors and management, which has supported the Company’s enhancement of stockholder value.

Executive Chairman—Mr. Horton	Presiding Director—Dr. Carson

Primary responsibilities include:

•  developing overall Company vision, direction and strategy;

•  leading the Board in overseeing key risk areas related to the Company; and

•  providing perspective and direction to the CEO and executive officers and overseeing the accountability of management to implement Board-approved strategies and oversight functions.

Primary responsibilities include:

•  presiding at meetings of independent directors;

•  calling meetings of independent directors as needed;

•  serving as a liaison between independent directors and Company executives including the Executive Chairman; and

•  working with key Board committee chairs to provide independent oversight of management.

Board’s Role in Risk Oversight

Our Board and Board Committees have oversight responsibility of the Company’s risk management. The risk management process implemented by our executive officers and key managers addresses risks related to the Company’s operations, financing and liquidity needs, ESG matters, cybersecurity, financial reporting, internal control and regulatory compliance. Risk oversight is reviewed in the risk areas of the Company listed below.

Land and Lots. Our ability to build and sell homes that meet buyer demand is heavily impacted by our ability to control, buy and develop land and lots in a cost-effective manner. As a result, we use substantial financial resources to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through a process which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval includes review by corporate legal and accounting personnel and approval by our executive officers. Our executive team reports to the Board regarding our process of reviewing, approving and funding land and lot acquisitions. We believe this process adequately manages the risk related to our land and lot acquisitions.

Financing and Liquidity. Our financing and liquidity position may fluctuate due to changes in the homebuilding industry and home sales demand. Our Board oversees financing and liquidity risk to ensure we maintain the financial resources needed to fund our homebuilding operations. At each quarterly meeting, management reviews the Company’s financial and liquidity position with the Board, which includes projected short- and long-term financing and liquidity needs. To further manage risk in this area, the Board approves a limit on the amount of debt and equity that may be repurchased. Additionally, public debt or equity issuances are approved by the Board. We believe these measures provide adequate oversight of the Company’s financing and liquidity risk.

ESG Matters. Key ESG matters, including environmental and climate-related risks and human capital risks such as diversity, equity and inclusion and employee health and safety, could have an adverse impact on our company. Our Board oversees these risks via regular presentations to the Nominating and Governance Committee on these and other ESG matters by both internal and external personnel with responsibilities and expertise in ESG. The Board also supports and regularly inquires about progress in the Company’s reporting of ESG policies, metrics and related disclosures.

During fiscal 2021, the Board approved policies that enhance the Company’s commitments to respect human rights and to transparency of political contributions, and the Board reviewed an initial enterprise-level ESG risk assessment to identify and understand specific risks within the ESG realm that could have a material impact on the Company.

In fiscal 2022, in line with the Company’s commitment to improve our ESG transparency, we published human capital data for the first time highlighting the demographic composition of our workforce and our homebuyers. We subsequently appended that data with our first public disclosure of our EEO-1 reporting, sharing our 2021 report that was submitted to the EEOC earlier this year. In fiscal 2022, the Board also reviewed a formal ESG materiality risk assessment that the Company performed with the assistance of a third-party sustainability firm. Key risks discussed include those pertaining to environmental law, building codes, land identification and development activities, the impacts of extreme weather events, risks of health and safety incidents, diversity and economic risks that could arise. This risk assessment and similar exercises will be performed on a regular basis so the Board can stay abreast of both emerging and material ESG risks. We believe this provides adequate risk oversight of ESG matters affecting the Company.

Cybersecurity. Our company is largely reliant on information technology (IT), and potential IT failures and data security breaches could harm our business. IT and cybersecurity risk is managed by the IT Cyber Security Risk Officer and Chief Information Officer (CIO), and our Board oversees this risk via regular discussions with and presentations to the Audit Committee as part of Internal Audit, the CFO’s or the CIO’s

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materials, paired with periodic formal presentations by the CIO and IT Cyber Security Risk Officer. The most recent formal presentation included highlights around the Company’s process to maintain IT security and discussed the mix of preventative and defensive approaches for IT Security and the formal incident response procedures in place. The Board also regularly inquires about changes, updates and potential issues in our strategy and execution of IT security risk management and has had other informal reviews with the CIO. Internal Audit also conducts cybersecurity reviews as part of its audit procedures and presents any findings to the Board on a quarterly basis. Additionally, we have implemented cybersecurity training for all employees at least annually. The Company has not had a material cybersecurity breach within the last three years. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.

Financial Reporting, Internal Control and Regulatory Compliance

Audit Committee Risk Oversight. The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit and reviews the results of the internal audits of the Company’s operating divisions and other matters that may affect the Company’s key controls. Each year, the Audit Committee reviews and approves the internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding, financial services, IT and other operations. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee invites guest speakers to give presentations on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. By staying informed, the Audit Committee is able to oversee the Company’s compliance with regulatory issues in these areas and to discuss with management any actions necessary to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight. The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We regularly review the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. For a comprehensive compensation risk analysis, see page 43 below.

Board Meetings

During our fiscal year ended September 30, 2022, our Board of Directors held six meetings and acted three times by written consent. Each director attended all of the Board and committee meetings for the committees on which he or she served during fiscal 2022. Executive sessions of our non-employee directors, all of whom are independent, are held regularly. The sessions are scheduled and chaired by the Chair of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2022 Annual Meeting was attended virtually, due to COVID-19 precautions, by each of our directors serving at that time.

Committees of the Board

Our Board is composed of five independent directors and one management director. Our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management. The Presiding Director chairs these meetings, serves as liaison between the Chairman and the independent directors and has the authority to call meetings of the independent directors.

The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee and Executive Committee. The Board of Directors has adopted governing Charters for each of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. Each of the committee chairs, the Presiding Director and Executive Chairman discuss agendas for the Board and Committees.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton that by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2022, the Executive Committee was composed of Donald R. Horton.

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Nominating and Governance Committee
Committee Members: Barbara K. Allen Michael R. Buchanan Benjamin S. Carson, Sr. (Chair and Presiding Director) Committee Independence: 100% Committee Meetings: 6

The Nominating and Governance Committee’s primary purposes are to:

•  identify individuals qualified to become directors consistent with criteria approved by the Board and recommend to the Board the qualified candidates for directorships to be filled by the Board or by the stockholders;

•  oversee the evaluation of the Board and key management;

•  develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

•  oversee the Company’s ESG practices and overall strategy as it pertains to:

•  workforce health and safety;

•  human capital management, including diversity and inclusion;

•  energy efficiency and the environmental impact of our homebuilding process;

•  home affordability, business ethics and compliance; and

•  data privacy and protection.

The Board has determined each member of the Nominating and Governance Committee to be “independent” in accordance with NYSE Rules.

Compensation Committee
Committee Members: Barbara K. Allen (Chair) Brad S. Anderson Maribess L. Miller Committee Independence: 100% Committee Meetings: 10

The Compensation Committee’s primary purposes are to:

•  determine corporate goals and objectives relevant to the Executive Chairman, CEO and other executive officers;

•  determine the compensation of the Executive Chairman, CEO and other executive officers based on their performance relative to the established goals and objectives;

•  monitor incentive and equity-based compensation plans; and

•  prepare an annual report on executive compensation.

The Board has determined each member of the Compensation Committee to be “independent” in accordance with NYSE Rules.

Audit Committee
Committee Members: Brad S. Anderson Benjamin S. Carson, Sr. Maribess L. Miller (Chair) Committee Independence: 100% Committee Meetings: 4

The Audit Committee’s primary purposes are to:

•  assist the Board in fulfilling its oversight responsibilities relating to the:

•  integrity of the Company’s financial statements;

•  Company’s compliance with legal and regulatory requirements;

•  independent auditor’s qualifications and independence; and

•  performance of the Company’s internal audit function and independent auditor; and

•  prepare an Audit Committee report to be included in the Company’s annual proxy statement.

The Board has determined each member of the Audit Committee to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, for fiscal 2022, the Board has determined that Ms. Miller is an “audit committee financial expert” under such rules, regulations and standards as set forth in the Company’s Corporate Governance Principles posted on our website.

D.R. HORTON, INC. 2023 PROXY STATEMENT      20

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation of Directors

Our Board of Directors approves the annual compensation and fees paid to our non-employee directors, each of whom is listed in the “Director Compensation for Fiscal 2022” table. The Board’s goal is to set non-employee director compensation at a reasonable level of cash and equity compensation. The total annual compensation of directors has varied primarily due to the timing of awarding retainer restricted stock unit awards every three years. Our Chairman, a member of executive management, does not receive any additional compensation for serving on the Board of Directors.

Director Fees Paid in Cash. Non-employee directors are paid cash compensation based on the number of meetings attended in person, by telephone conference or virtually, the number of committees on which they serve and the number of committees for which they serve as Chair. In fiscal 2022, compensation for attending the meetings was $15,000 for the first quarterly meeting and $17,500 for each of the subsequent three meetings, not to exceed $70,000 for a calendar year. Additional compensation of $5,000 annually is paid for each committee on which a director serves, and $2,500 annually is paid to each committee chair. All compensation is paid quarterly and on a pro-rata basis if the composition of the committees changes during the year.

Director Retainer Fees Paid in Restricted Stock Units. In addition to the cash fees described above, every three years our non-employee directors receive grants of restricted stock units that vest annually in equal installments over three years. In January 2022, each of our non-employee directors received a retainer grant of 5,244 restricted stock units as reflected in the Director Compensation table that follows. Prior to these 2022 awards, such retainer grants were made in January of 2019.

Restricted Stock Units. Our non-employee directors are also granted restricted stock units on an annual basis at the time Board and the Committee grant restricted stock units to a broad group of Company employees. Each of Ms. Allen, Mr. Anderson, Mr. Buchanan, Dr. Carson, Mr. Hewatt and Ms. Miller received a grant of 1,120 restricted stock units in March 2022 as reflected in the Director Compensation table that follows. These restricted stock units vest ratably over five years. In addition, when a new non-employee director joins our Board, the Board of Directors may award restricted stock units to the new non-employee director.

Expenses and Health Care Plan. Each non-employee director is entitled to reimbursement for reasonable expenses relating to his or her service on the Board and any committee, including travel, meals and other related expenses. Each non-employee director is also eligible to participate in the Company’s broad-based health care plan, and Ms. Allen, Mr. Anderson, Mr. Buchanan and Mr. Hewatt each elected to participate in the plan in fiscal 2022.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Director Compensation for Fiscal 2022

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total

Barbara K. Allen	$80,000	$519,909	$599,909

Brad S. Anderson	$72,500	$519,909	$592,409

Michael R. Buchanan	$72,500	$519,909	$592,409

Benjamin S. Carson, Sr.	$72,500	$519,909	$592,409

Michael W. Hewatt(4)	$75,000	$519,909	$594,909

Maribess L. Miller	$85,000	$519,909	$604,909

(1)	The Company pays director fees to only non-employee directors.

(2)	Amounts represent fees paid in cash during fiscal 2022.

(3)

The amounts represent the grant date fair value of $83.20 per unit for the 5,244 restricted stock units granted to each non-employee director on January 26, 2022, which restricted stock units vest ratably over three years, and $74.65 per unit for the 1,120 restricted stock units granted to each non-employee director on March 30, 2022, which restricted stock units vest ratably over five years.

The grant date fair value of the restricted stock units was determined in accordance with the accounting guidance for share-based payments. The Company recognizes expense for these awards over the respective vesting period.

(4)	Mr. Hewatt served as a director until his death in August 2022 at which time all of his unvested restricted stock units automatically vested.

As of September 30, 2022, each non-employee director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units

Barbara K. Allen	9,933

Brad S. Anderson	9,933

Michael R. Buchanan	9,933

Benjamin S. Carson, Sr.	8,540

Maribess L. Miller	14,190

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PROPOSAL TWO – ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

Proposal Two – Advisory Vote on the Approval of Executive Compensation

As required pursuant to Section 14A of the Securities Exchange Act, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions. Our Board has determined to hold an annual advisory vote on executive compensation, and we anticipate our next advisory vote on executive compensation after our 2023 Annual Meeting of Stockholders will be held at our 2024 Annual Meeting of Stockholders.

We encourage you to read the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures are designed and operate to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, which provide detailed information on the compensation of our named executive officers and the changes we made to our fiscal 2022 compensation programs in direct response to stockholder feedback.

We believe that our current executive compensation program achieves an appropriate balance of short-term and long-term compensation incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of our stockholders.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve the following advisory resolution at the 2023 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Approval of the Advisory Resolution on Executive Compensation.

D.R. HORTON, INC. 2023 PROXY STATEMENT      23

EXECUTIVE OFFICERS

Executive Officers

Our executive officers for fiscal 2022 are:

Donald R. Horton Executive Chairman	David V. Auld President and Chief Executive Officer	Michael J. Murray Executive Vice President and Co-Chief Operating Officer	Paul J. Romanowski Executive Vice President and Co-Chief Operating Officer	Bill W. Wheat Executive Vice President and Chief Financial Officer

Non-Director Executive Officers

David V. Auld

President and Chief Executive Officer

Mr. Auld, age 66, is President and Chief Executive Officer of D.R. Horton, positions he has held since 2014. Mr. Auld was Executive Vice President and Chief Operating Officer from 2013 to 2014. Mr. Auld was Region President overseeing the Company’s homebuilding operations in Florida, North and South Carolina, Georgia and Alabama from 2005 to 2013. From 1988 to 2005, Mr. Auld served as the Division President of the Company and its predecessor’s Orlando Division. During his tenure at D.R. Horton, Mr. Auld has been recognized multiple times as Best CEO in the Homebuilders & Building Products sector of Institutional Investor’s All-America Executive Team, including the most recent three consecutive years.

Prior to 1988, Mr. Auld worked for Texas American Bank and General Dynamics.

Mr. Auld graduated from Texas Tech University in 1978 with a bachelor of business administration degree in accounting.

Michael J. Murray

Executive Vice President and Co-Chief Operating Officer

Mr. Murray, age 56, is Executive Vice President and Co-Chief Operating Officer of D.R. Horton, positions he has held since 2014. Mr. Murray served as Senior Vice President of Business Development from 2012 to 2014. From 2004 to 2012, Mr. Murray served as the Company’s Vice President and Controller after joining the Company in 2002 as the Director of Internal Audit.

He began his career at Price Waterhouse LLP (now PwC) and then worked at several other companies in finance and accounting roles prior to joining the Company.

Mr. Murray graduated from the University of Texas at Arlington in 1988 with a bachelor of business administration degree in accounting.

Paul J. Romanowski

Executive Vice President and Co-Chief Operating Officer

Mr. Romanowski, age 52, is Executive Vice President and Co-Chief Operating Officer of D.R. Horton, positions he has held since October 1, 2021. Mr. Romanowski was Region President overseeing the Company’s homebuilding operations in Florida and the Gulf Coast from 2014 to 2021, and in 2019 his oversight responsibilities were expanded to also include the Company’s operations in five Mid-Atlantic states. From 1999 to 2014, Mr. Romanowski served as the Division President of the Company’s South Florida Division.

Prior to joining the Company, Mr. Romanowski worked for Metrostudy and in land acquisition for M/I Homes, another public homebuilder.

Mr. Romanowski graduated from Butler University in 1992 with a bachelor of business administration degree in marketing.

Bill W. Wheat

Executive Vice President and Chief Financial Officer

Mr. Wheat, age 56, is Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was the Company’s Senior Vice President and Controller from 2000 through 2003, after joining the Company in 1998 as an Accounting Manager. Mr. Wheat also served as a member of the Board of Directors of the Company from 2003 to 2011. During his tenure at D.R. Horton, Mr. Wheat has been recognized multiple times as Best CFO in the Homebuilders & Building Products sector of Institutional Investor’s All-America Executive Team, including the most recent three consecutive years.

Mr. Wheat began his career at Price Waterhouse LLP (now PwC) and then worked at The Bombay Company in several financial and accounting roles prior to joining the Company.

Mr. Wheat graduated from Baylor University in 1988 with a bachelor of business administration degree in accounting and finance.

D.R. HORTON, INC. 2023 PROXY STATEMENT      24

EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Overview

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on the performance of the Company, with an overall emphasis on maximizing long-term stockholder value. This compensation discussion and analysis provides information regarding our compensation objectives and the relationship between executive performance and executive compensation. Our named executive officers (NEOs) for fiscal 2022 are:

Donald R. Horton	Executive Chairman

David V. Auld	President and Chief Executive Officer

Michael J. Murray	Executive Vice President and Co-Chief Operating Officer

Paul J. Romanowski	Executive Vice President and Co-Chief Operating Officer

Bill W. Wheat	Executive Vice President and Chief Financial Officer

D.R. HORTON, INC. 2023 PROXY STATEMENT      25

EXECUTIVE COMPENSATION

Roles and Responsibilities of our Named Executive Officers

Donald R. Horton

Executive Chairman

Primary responsibilities include:

•   developing overall Company vision, direction and strategy;

•   leading the Board in overseeing key risk areas related to the Company; and

•   providing perspective and direction to the CEO and executive officers and overseeing the accountability of management to implement Board-approved strategies and oversight functions.

David V. Auld

President & Chief Executive Officer

Primary responsibilities include:

•   day-to-day implementation of Company strategies and oversight functions;

•   direct responsibility for executive oversight of operations and financial performance of the Company’s homebuilding, financial services, rental, Forestar and other businesses; and

•   direct oversight of the Co-Chief Operating Officers, Chief Financial Officer and the leaders of the Company’s financial services, rental, Forestar and other businesses.

Michael J. Murray

Executive Vice President & Co-Chief Operating Officer

Primary responsibilities include:

•   direct oversight of six of the Company’s eleven internal homebuilding operating regions, including approval of investments in land and lots;

•   shared executive coordination with the Company’s financial services, rental and Forestar businesses; and

•   shared executive oversight of the corporate purchasing, marketing, legal and risk functions.

Paul J. Romanowski

Executive Vice President & Co-Chief Operating Officer

Primary responsibilities include:

•   direct oversight of five of the Company’s eleven internal homebuilding operating regions, including approval of investments in land and lots;

•   shared executive coordination with the Company’s financial services, rental and Forestar businesses; and

•   shared executive oversight of the corporate purchasing, marketing, legal and risk functions.

Bill W. Wheat

Executive Vice President & Chief Financial Officer

Primary responsibilities include:

•   coordination with executive team to implement and communicate operational and financial strategies, monitor performance and allocate capital across the Company’s businesses;

•   direct oversight of accounting, financial and management reporting, investor communications, internal audit and controls, finance and treasury, tax, information technology and human resources functions; and

•   shared executive oversight and coordination with the Company’s financial services, rental and Forestar businesses and corporate purchasing, marketing, legal and risk functions.

Board Responsiveness and Commitment to Stockholder Engagement

Over the last few years, our Board and Compensation Committee has embarked on a robust stockholder outreach program. The success of the engagement program is evidenced by the significant changes to our executive compensation program that were adopted as a direct result of the feedback received as outlined in the table below.

Our advisory vote on executive compensation (Say on Pay) received a lower than expected vote at the 2022 Annual Meeting. In response, the Compensation Committee made significant changes to our executive compensation program and remains committed to understanding and being responsive to stockholder sentiment. As a result, the Committee reached out to investors, in some instances multiple times, prior to and following the 2022 Annual Meeting to ensure that any actionable feedback received could be better incorporated into Compensation Committee discussions and decisions for fiscal 2022 and beyond.

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EXECUTIVE COMPENSATION

Throughout fiscal 2022, we contacted stockholders collectively representing 57% of outstanding shares and had substantive conversations with stockholders representing 53% of outstanding shares to discuss executive compensation and corporate governance matters. The Compensation Committee Chair led the discussions with several of the Company’s largest stockholders.

Stockholder Feedback (“What We Heard”) Strong stockholder preference for:		Action (“What We Did”)			Impact of Action (“Why This is Important”)
Short-term Incentive	Cap on short-term incentive payout	Established dollar cap			✓ Limits total short-term award size
	Lower pre-tax income (PTI) percentage	Reduced PTI payout percentage:			✓ Reduces earned short-term incentive
		Executive	From	To
		Chairman	0.60%	0.20%
		CEO	0.40%	0.20%
		Co-COOs	0.15%	0.10%

Balance of Short- and Long-term Incentives	Equity incentives over cash	Split earned annual incentive payouts to Chairman and CEO equally between cash and equity, with the equity being subject to a further 2-year holding period			✓ Strengthens alignment of executives’ interests with stockholders by utilizing equity with a multi-year holding period
	Long-term over short-term incentives	Committed that long-term incentives, with vesting schedule of no shorter than 3 years, will be a higher percentage of target compensation for fiscal 2022 and beyond			✓ Aligns outcomes with long-term stockholder value creation ✓ Increases performance and retentive value of incentives

Above-median Performance Targets	Above-median targets for relative metrics	Increased threshold performance level for the ROI, SG&A and GP portions of Performance RSUs to require 6th rank out of 10			✓ Requires greater outperformance of our peers to earn threshold and target payouts
		Increased target performance level for the ROI, SG&A and GP portions of Performance RSUs to require 3rd rank out of 10			✓ Increases from 9th and 5th rank out of 10, respectively, in historical grants

Risk Mitigation	Adoption of clawback policy	Adopted clawback policy that applies to cash and equity incentives and that is triggered by either a financial restatement or other material harm to the Company			✓ Minimizes compensation risk ✓ Ensures alignment of interests

2022 Key Compensation Actions Explained

Establishing a dollar cap for pre-tax income (PTI) incentive payout. While appreciating that the PTI-based annual incentive (PTI Bonus) is only earned in line with the Company’s profit generation, stockholders expressed a strong preference that the incentive payout be capped. For the PTI Bonus earned for fiscal 2021, the Compensation Committee placed a $10 million limit on the portion of PTI Bonus that could be paid in cash to Mr. Horton and Mr. Auld, with the remaining earned incentive to be paid in shares of the Company’s common stock. Following stockholder input, for the PTI Bonus earned for fiscal 2022, the Compensation Committee further limited the amount payable in cash to Mr. Horton and Mr. Auld to $7 million, and instituted a matching $7 million limit on the value of earned PTI Bonuses that could be paid in shares of the Company’s common stock, effectively capping the maximum award payable under the PTI Bonus to $14 million for each of Mr. Horton and Mr. Auld. For fiscal 2022, the Compensation Committee limited the amount payable in cash for the PTI Bonus to Mr. Murray and Mr. Romanowski to $10 million.

Reducing the PTI percentage for all eligible NEOs. Based on feedback received from stockholders, the Compensation Committee revised the PTI Bonus program to implement a significant reduction to the PTI payout percentage for each of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski. For the PTI Bonus earned for fiscal 2022, Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski will be eligible to earn 0.20%, 0.20%, 0.10%, and 0.10% respectively, of the Company’s PTI, a significant reduction from the fiscal 2021 PTI payout percentages of 0.60%, 0.40%, 0.15% and 0.15%, respectively. The reduced payouts remain subject to the maximum dollar caps adopted by the Compensation Committee, as discussed above.

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EXECUTIVE COMPENSATION

Increasing emphasis on equity incentives. Any equity granted to Mr. Horton or Mr. Auld under the PTI Bonus program is subject to a further 2-year holding period after the award is earned. In addition, the Compensation Committee has committed that long-term incentives, with a minimum vesting period of 3 years, would comprise a higher percentage of target NEO compensation for fiscal 2022 and beyond. The Compensation Committee believes that this action will increase the retentive value of the incentives as well as further align pay outcomes with long-term stockholder value creation. For fiscal 2022, 74% of each of our Chairman’s and CEO’s total target compensation opportunities were in the form of equity incentives.

Enhancing performance thresholds and targets. Stockholders expressed a strong preference that performance-based equity incentives should target above-median performance levels in order to earn the targeted payout. In response, the Compensation Committee increased both the threshold and target performance levels required for payouts under the Company’s performance-based equity plan. For the return on investment (ROI), selling, general and administrative expense (SG&A) and gross profit (GP) portions of the performance based RSUs granted in fiscal 2022, the threshold performance requires a ranking of at least the 6th out of 10 (an increase from the 9th rank previously required), and target performance requires a ranking of at least 3rd out of 10 (an increase from the 5th rank previously required). The Compensation Committee believes these increases further strengthen the pay-for-performance link, requiring superior performance for target payouts.

Adopting a clawback policy. In direct response to stockholder feedback, the Compensation Committee adopted a clawback policy that applies to both cash and equity incentives, with the clawback being triggered by any financial restatement as well as other material harm to the Company. The Compensation Committee believes that the clawback policy, in conjunction with our existing stock ownership guidelines and policy that prohibits the hedging and pledging of the Company’s common stock, will further minimize compensation risk and strengthen the alignment of executives’ interests with those of long-term stockholders.

Our Executive Compensation Principles Drive our Compensation Design

Our Board and its Compensation Committee strongly believe that it is in the best interests of stockholders to incentivize executives to take actions that create sustainable stockholder value and reward executives accordingly. To achieve that, the Compensation Committee has designed a compensation structure that is grounded in robust compensation principles which in turn drive our executive compensation objectives.

Executive Compensation Principles	Executive Compensation Objectives

Business Resilience	✓ Achieve long-term sustainability of our business

Alignment of Interests	✓ Align our executives’ interests with stockholders’ interests with the goal of maximizing long-term stockholder value

Pay-for-Performance	✓ Award compensation that recognizes valuable short- and long-term individual performance as well as the Company’s overall performance

Attract and Retain	✓ Motivate and retain highly qualified and experienced executives

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EXECUTIVE COMPENSATION

Our executive compensation design ensures performance alignment and protects stockholder interests.

Design Feature	Rationale and Impact	Business Resilience	Alignment of Interests	Pay for Performance	Attract and Retain

Emphasize At-Risk and Performance-based Compensation	• 89% of fiscal 2022 CEO Target Pay at risk	✓	✓	✓

Balance Short- and Long-term Incentives	• Reward executives for actions that will create short- and long-term stockholder value	✓	✓	✓	✓

Equity Pay Mix	• Significant majority of equity granted as Performance RSUs	✓	✓	✓	✓

Annual Cash and Equity Incentive Tied to Profitability	• Reward executives for increased profitability which creates stockholder value	✓	✓	✓	✓
• No guaranteed bonuses

Stock Ownership Guidelines	• Ensure alignment of executive interests with those of long-term stockholders		✓	✓

Clawback and Anti-hedging and Pledging Policies	• Mitigate compensation risk and ensure strong alignment with stockholder interests	✓	✓	✓

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EXECUTIVE COMPENSATION

Key Performance Highlights

	As of and for the Fiscal Year Ended September 30,					% Change
						2022 vs 2021	2022 vs 2018
Stock Price and Other Data	2022	2021	2020	2019	2018

Common stock price	$67.35	$83.97	$75.63	$52.71	$42.18	(20)%	60%

Total equity market capitalization (in millions)	$23,165	$29,895	$27,529	$19,420	$15,871	(23)%	46%

Book value per common share	$56.39	$41.81	$32.53	$27.20	$23.88	35%	136%

Diluted earnings per common share	$16.51	$11.41	$6.41	$4.29	$3.81	45%	333%

Cash dividends paid per common share	$0.90	$0.80	$0.70	$0.60	$0.50	13%	80%

D.R. HORTON, INC. 2023 PROXY STATEMENT      30

EXECUTIVE COMPENSATION

Fiscal 2022 Compensation Highlights

Pay Mix

Chairman

87% At-Risk

3% Base Salary	23% PTI Bonus (Cash Portion)	23% PTI Bonus (Equity Portion)	41% Performance Units	10% Time RSUs

26% Cash		74% Long-Term Equity

CEO

89% At-Risk

2% Base Salary	24% PTI Bonus (Cash Portion)	24% PTI Bonus (Equity Portion)	41% Performance Units	9% Time RSUs

26% Cash		74% Long-Term Equity

Other Named Executive Officers (average)

85% At-Risk

5% Base Salary	54% PTI/Other Bonus	31% Performance Units	10% Time RSUs

59% Cash		41% Long-Term Equity

Executive	Fixed[1]	At-Risk[1]	Cash[2]	Equity[2]

Donald R. Horton	13%	87%	26%	74%

David V. Auld	11%	89%	26%	74%

Michael J. Murray	14%	86%	60%	40%

Paul J. Romanowski	14%	86%	60%	40%

Bill W. Wheat	21%	79%	51%	49%

(1)

The fixed portion of compensation includes the executive’s base salary and time-based restricted stock units that vest based on continued employment with the Company. The at-risk compensation includes the annual PTI Bonus and the discretionary performance bonuses for Mr. Wheat, in addition to performance-based equity awards which are at-risk if the performance goals or criteria are not achieved.

(2)

Cash compensation includes the executive’s base salary and PTI Bonuses paid in cash (for Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski) and discretionary performance bonuses for Mr. Wheat. Equity compensation includes the portion of the PTI Bonuses paid in common stock (for Mr. Horton and Mr. Auld) and the grant date fair value of performance-based restricted stock units and time-based restricted stock units for each named executive officer.

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EXECUTIVE COMPENSATION

Prior to approving the final amounts of compensation to be paid to our executive officers, including the PTI Bonuses, the Compensation Committee reviewed the key operating and financial results achieved in fiscal 2022, which included a record level of $7.6 billion in consolidated pre-tax income earned by the Company, and determined that the mix of cash bonus and equity bonus was appropriate based on the results achieved. (See “2022 Fiscal Year—Pre-Tax Income Performance Bonus Results and Payout” on page 36.

Why You Should Vote FOR the 2023 Advisory Vote on the Approval of Executive Compensation
✓

•  The Company and Compensation Committee Chair performed extensive stockholder outreach to better understand stockholders’ perspectives and elicit feedback that served as key input to Committee and Board discussions and decisions.

•  Significant changes were made to both annual and long-term incentives to better align executives’ interests with those of long-term stockholders and in response to the feedback received from our stockholders.

•  Our compensation program was designed based on our robust executive compensation philosophy and compensation objectives ensuring that executives are rewarded for actions that create, and that pay outcomes are in line with, long-term stockholder value.

•  Greater than 80% of executive target compensation remains at-risk, ensuring strong focus on both Company and individual performance.

•  Annual Performance Plan is 100% performance-based with 50% of short-term incentive payout to Chairman and CEO in equity which is subject to a further 2-year holding period that strengthens long-term alignment of interests.

•  Minimum of three-year vesting for both performance and time-based equity ensures long-term focus and stability of management.

•  Robust stock ownership guidelines and recoupment policies ensure alignment of executives’ interests while mitigating compensation risk.

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EXECUTIVE COMPENSATION

Components of Compensation

Based on the objectives discussed above, our executive compensation for fiscal 2022 was designed to include pay elements that focus executives on, and reward actions that create, sustainable stockholder value. Hence, our executive compensation includes what the Compensation Committee believes to be an appropriate mix of cash and equity compensation, with a significant focus on performance-based incentives that are earned when the Company achieves performance measured against preset goals.

For fiscal 2022, in line with its Executive Compensation principles and objectives, the Compensation Committee designed pay elements that it believes best serves the interests of stockholders as outlined in the table below:

Pay Element	At Risk?	Purpose of Pay Element	What the Pay Element Rewards	Actions in Fiscal 2022

Base Salary		Provide fixed compensation in line with peer group	Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	✓ Base salaries unchanged for all NEOs

PTI Bonus (1)	✓	Achieve higher profitability that leads to increased stockholder value	Annual achievement of metrics that measure execution of strategic goals

✓ Established dollar cap for all NEOs

✓ Significantly reduced PTI payout percentage

✓ Split annual incentive payouts for Chairman and CEO equally into cash and equity components, with equity subject to a further 2-year holding period

Performance RSUs	✓	Focus on longer-term performance, create alignment with long-term stockholders	Achievement of multi-year financial performance goals and value creation

✓ Maintained 3-year performance period

✓ Awarded increased portion of target fiscal 2022 compensation in Performance RSUs

✓ Increased threshold performance to 6th rank out of 10

✓ Increased target performance to 3rd rank out of 10

Time-based RSUs		Create alignment with stockholders by focusing efforts on longer-term stockholder returns	Long-term stockholder value creation	✓ Approved fiscal 2022 long-term incentive grants

Chairman Pay At Risk %	87%

CEO Pay At Risk %	89%

Other NEOs Pay At Risk %	85%

(1)

Given his role and the nature of his responsibilities, Mr. Wheat does not participate in the PTI Bonus program, but rather receives a cash bonus in an amount determined by the Compensation Committee based on performance of his responsibilities and overall Company performance.

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EXECUTIVE COMPENSATION

Cash Compensation: Base Salaries and Performance Bonuses

Base Salaries – Named Executive Officers

Base salaries for our executive officers provide a fixed or base level of compensation. When setting base salaries for our executives, we considered the following factors:

•	level of experience, responsibility and tenure;

•	national scope of the Company’s operations;

•	contributions to achievements of the Company’s objectives;

•	amount of fixed cash compensation considered appropriate to retain the executive’s services;

•	average and median base salaries of comparable executives in our peer group; and

•	recommendations of our Chairman and CEO, other than for themselves.

Base salaries for our named executive officers have remained unchanged for fiscal 2023, 2022 and 2021. The base salaries for our named executive officers are set forth in the following table:

	Base Salary
Name	2023	2022	2021

Donald R. Horton	$1,000,000	$1,000,000	$1,000,000

David V. Auld	$700,000	$700,000	$700,000

Michael J. Murray	$500,000	$500,000	$500,000

Paul J. Romanowski	$500,000	$500,000	—

Bill W. Wheat	$500,000	$500,000	$500,000

Based on the Compensation Committee’s analysis, Mr. Horton’s base salary is in line with comparable positions in our peer group, while the base salaries of our other named executive officers are below comparable positions within our peer group. We believe that these salaries provide a competitive level of fixed pay to incentivize and retain our executives.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed above, nor did they assign a specific ranking that base salaries should be within the peer group, nor use a percentage or ratio that the base salaries should be in relation to total compensation.

2022 Fiscal Year - Pre-Tax Income Performance Bonus

Chairman, Chief Executive Officer and Co-Chief Operating Officers. During fiscal 2022, in line with our compensation philosophy to award incentive bonuses based on performance, Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski each had the opportunity to earn a performance bonus (PTI Bonus) based on the Company’s pre-tax income earned during the year.

“Pre-tax income” or “PTI” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

The PTI Bonus focuses Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski on generating and increasing pre-tax income. We believe that increases in pre-tax income result in increases in the value of the Company, which benefits all of our long-term stockholders.

The maximum payout percentages for the PTI Bonus in fiscal 2022 are included in the table below. The Compensation Committee sets these percentages each year at the beginning of the fiscal year. The Compensation Committee has discretion to adjust the PTI Bonus downward, but not upward.

Background. To link pay and performance, the combined annual incentive bonus for the Company’s Chairman, CEO and Co-COOs has historically been based on a percentage of the Company’s pre-tax income. The Compensation Committee believes that strong profitability puts the Company in excellent position to achieve its long-term performance goals.

For fiscal 2022, the Compensation Committee believed that by using a percentage of pre-tax income, we would incentivize Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski to achieve higher levels of pre-tax income, which aligns their interests with those of our stockholders. The following PTI payout percentages were initially selected for the PTI Bonuses based on historical practices and a subjective Compensation Committee analysis, rather than any formulaic methodology: 0.60% for Mr. Horton, 0.40% for Mr. Auld, 0.15% for Mr. Murray and 0.15% for Mr. Romanowski. These maximum percentages were subjectively determined, and the Compensation Committee reserved the right to use its discretion to adjust downward, but not upward, the final earned PTI Bonus amounts.

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EXECUTIVE COMPENSATION

Recent Actions. In March 2022, based on feedback received from our stockholders, the Compensation Committee reduced the PTI percentage payout from 0.60%, 0.40%, 0.15% and 0.15% for Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski, respectively, to 0.20% for both Mr. Horton and Mr. Auld, and to 0.10% for both Mr. Murray and Mr. Romanowski, significantly reducing the annual incentive payout for the 2022 performance periods. In addition to reducing the PTI percentage payout, the Compensation Committee revised the maximum annual individual total payout cap for the PTI Bonus to $14 million for Mr. Horton and Mr. Auld and instituted a $10 million individual maximum annual payout cap for Mr. Murray and Mr. Romanowski. For Mr. Horton and Mr. Auld, the payout earned is equally split between cash and company stock, with the equity portion of the award being subject to a 2-year holding period.

Pre-Tax Income Performance Bonus Percentages

		Maximum Bonus Potential
Name	Fiscal 2022 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period

Donald R. Horton	Pre-Tax Income	0.20%	0.20%

David V. Auld	Pre-Tax Income	0.20%	0.20%

Michael J. Murray	Pre-Tax Income	0.10%	0.10%

Paul J. Romanowski	Pre-Tax Income	0.10%	0.10%

The 1st semi-annual period was the six months ended March 31, 2022 (first and second quarters of fiscal 2022) and the 2nd semi-annual period was the six months ended September 30, 2022 (third and fourth quarters of fiscal 2022). The hurdle or threshold for achieving an annual incentive bonus was the attainment of pre-tax income. If no pre-tax income was attained, then no bonus would be paid under the PTI Bonus. The bonuses paid under the PTI Bonus program were paid as set forth in the tables on the next page.

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EXECUTIVE COMPENSATION

2022 Fiscal Year – Pre-Tax Income Performance Bonus Results and Payout

The tables below set forth the Company’s pre-tax income (PTI) and PTI Bonuses paid in cash and stock for fiscal 2022 to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski:

Donald R. Horton — Chairman
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2022	$3,380,609,289	0.20%	$6,761,219	$3,380,680	$3,380,539
2nd Semi-Annual Period Ended September 30, 2022	$4,249,139,719	0.20%	$8,498,279	$3,619,458	$3,619,323

Annual Amount	$7,629,749,008	0.20%	$15,259,498	$7,000,138	$6,999,862

		Max Payout	$14,000,000

David V. Auld — Chief Executive Officer
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2022	$3,380,609,289	0.20%	$6,761,219	$3,380,680	$3,380,539
2nd Semi-Annual Period Ended September 30, 2022	$4,249,139,719	0.20%	$8,498,279	$3,619,458	$3,619,323

Annual Amount	$7,629,749,008	0.20%	$15,259,498	$7,000,138	$6,999,862

		Max Payout	$14,000,000

Michael J. Murray — Co-Chief Operating Officer
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2022	$3,380,609,289	0.10%	$3,380,609	$3,380,609	—
2nd Semi-Annual Period Ended September 30, 2022	$4,249,139,719	0.10%	$4,249,140	$4,249,140	—

Annual Amount	$7,629,749,008	0.10%	$7,629,749	$7,629,749	—

		Max Payout	$10,000,000

Paul J. Romanowski — Co-Chief Operating Officer
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2022	$3,380,609,289	0.10%	$3,380,609	$3,380,609	—
2nd Semi-Annual Period Ended September 30, 2022	$4,249,139,719	0.10%	$4,249,140	$4,249,140	—

Annual Amount	$7,629,749,008	0.10%	$7,629,749	$7,629,749	—

		Max Payout	$10,000,000

For fiscal 2022, the total PTI Bonus payable to Mr. Horton and Mr. Auld was limited to $14 million, with the payout earned equally split between cash and Company stock (PTI Bonus Stock), and the equity portion of the award being subject to a 2-year holding period. The number of shares issued was determined by dividing the portion of the PTI Stock Bonus by the Company’s stock price on the date the Compensation Committee approved the award payout. Amounts attributable to any fractional shares for the equity component were paid in cash. During the 2-year holding period, Mr. Horton and Mr. Auld are permitted to make transfers of stock for estate planning purposes as long as the shares of stock stay within their respective family’s beneficial ownership. The Compensation Committee believes the holding period further motivates the executives to deliver strong long-term stock performance, which we believe aligns them with the goals of our stockholders. For fiscal 2022, the total PTI Bonus payable to Mr. Murray and Mr. Romanowski was limited to $10 million.

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EXECUTIVE COMPENSATION

2022 Fiscal Year – Performance Bonus

Chief Financial Officer – Mr. Wheat. During fiscal 2022, the Board of Directors and our Compensation Committee approved performance bonuses for Mr. Wheat on a semi-annual basis. For the first semi-annual period ended March 31, 2022, Mr. Wheat received a $1,000,000 bonus, and for the second semi-annual period ended September 30, 2022, he received a $2,000,000 bonus, for a total bonus of $3,000,000 in fiscal 2022.

In determining Mr. Wheat’s bonus, the Compensation Committee considered the Company’s financial and operating performance in fiscal 2022 and Mr. Wheat’s contribution and performance in his areas of responsibility across our operations. The Compensation Committee considered the review and recommendations of the Chairman and CEO in determining the amount of Mr. Wheat’s performance bonus.

Equity Compensation: Performance and Time-Based

Our Compensation Committee believes that our executive compensation plans should include performance and time-based equity awards as the primary long-term components. We believe long-term equity awards align the financial interests of our executive officers with the interests of our stockholders by focusing more on the long-term performance of the Company, with value realized by executives being aligned with stockholder value.

Performance Equity. We grant our executive officers equity awards in the form of performance restricted stock units, which are earned by achieving four key performance goals over a three-year performance period. The primary purpose of these awards is to motivate our executives to achieve a superior level of performance for each of these performance metrics relative to our peer group which we believe will drive long-term value to our stockholders.

Recent Action. Based on feedback from our stockholders, the Compensation Committee increased the performance required for vesting under the ROI, SG&A and GP portions of the performance equity plan by increasing the relative performance ranking required for vesting at the threshold and target levels. The performance equity awards granted in fiscal 2022 require a 6th rank out of 10 for vesting at threshold (from 9th rank in previous year incentives) and a 3rd rank out of 10 for vesting at target (from 5th rank in previous year incentives).

Time-Based Equity. We grant our executive officers equity awards in the form of restricted stock units that vest over a three- or five-year time period based on continued employment with the Company. The primary purpose of these awards is to align the interests of our executives with those of long-term stockholders as well as to retain the services of our executive officers who have significant experience and have demonstrated superior performance in the homebuilding industry.

The Compensation Committee took the following actions regarding Performance RSUs and Time-Based RSUs in fiscal 2022:

•

Performance RSUs determination. Each fiscal year, the Compensation Committee reviews the number and value of performance restricted stock units (Performance RSUs) to be awarded for a new three-year performance period. The Compensation Committee reviews the target number of Performance RSUs, the maximum number of Performance RSUs that could be earned and the expected value of such awards. The Compensation Committee also considers all other components of each executive’s compensation. In fiscal 2022, in line with its commitment to strengthening long-term alignment of interests with stockholders and the portion of overall target compensation that is equity based, the Compensation Committee increased the number of Performance RSUs granted to its executive officers compared to fiscal 2021. In fiscal 2022, Mr. Horton and Mr. Auld each received 150,000 target Performance RSUs with a grant date value of $12,087,000, Mr. Murray and Mr. Romanowski each received 50,000 target Performance RSUs with a grant date value of $4,029,000 and Mr. Wheat received 30,000 target Performance RSUs with a grant date value of $2,417,400.

•

Time-Based RSUs determination. In fiscal 2022, the Compensation Committee reviewed the number and value of time-based restricted stock units (Time-Based RSUs) to be awarded to its executives. In fiscal 2022, Mr. Horton and Mr. Auld each received 38,197 Time-Based RSUs with a grant date value of $2,900,298, Mr. Murray and Mr. Romanowski each received 19,098 Time-Based RSUs with a grant date value of $1,418,599 and Mr. Wheat received 12,675 Time-Based RSUs with a grant date fair value of $946,189. These equity awards vest ratably for Mr. Horton and Mr. Auld over three years and for Mr. Murray, Mr. Romanowski and Mr. Wheat vest ratably over five years. In determining the number of Time-Based RSUs to grant each year to our executives, the Compensation Committee takes into consideration the grant date value of these awards together with the grant value of the Performance RSUs.

2022 Fiscal Year – Award of 2024 Performance Restricted Stock Units – Potential Vesting at September 30, 2024

Under our long-term incentive program, each of our named executive officers has the opportunity to earn incentive awards based on performance over a three-year period. By awarding a portion of compensation over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

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EXECUTIVE COMPENSATION

In fiscal 2022, the Compensation Committee awarded a target number of performance restricted stock units (the “2024 Performance RSUs”) to each of the named executive officers as follows:

Name	Target Number of 2024 Performance RSUs

Donald R. Horton	150,000

David V. Auld	150,000

Michael J. Murray	50,000

Paul J. Romanowski	50,000

Bill W. Wheat	30,000

The 2024 Performance RSUs are similar to prior year performance RSUs except for enhancements made to increase the rigor of the threshold and target performance requirements for the ROI, SG&A and GP portions of the awards. Based on feedback from our stockholders, for the 2024 Performance RSUs, the Compensation Committee increased the performance metrics to require a 6th rank out of 10 for vesting at threshold (from 9th rank in previous year incentives) and a 3rd rank out of 10 for vesting at target (from 5th rank in previous year incentives).

The 2024 Performance RSUs include four performance goals of relative TSR, relative ROI, relative SG&A and relative GP, and will vest, if at all, based on the final performance rankings after the completion of the performance period, which is the three-year period of October 1, 2021 through September 30, 2024 (the “2024 Performance Period”). The four performance goals and weightings for each award are the same as those set forth on page 39. and are discussed in the tables and discussion on pages 39 through 40. Likewise, the Company’s peer group for the 2024 Performance RSUs consists of the publicly-traded homebuilding companies listed on page 42.

The Compensation Committee used the relative TSR performance goal because TSR takes into account changes in our stock price plus dividends paid compared to the S&P 500 Index. By comparing our TSR to the S&P 500 Index, we have a goal that incentivizes our executives to achieve a return for our stockholders that is better than the return achieved by a broad-based index of companies. We believe the three performance goals of relative ROI, relative SG&A and relative GP continue to reflect important internal operating metrics. ROI incentivizes our executives to achieve operating profitability relative to our total assets, which measures our efficiency at using our assets to generate pre-tax income. SG&A incentivizes our executives to control selling, general and administrative expenses. GP incentivizes our executives to maximize our profits on our homes by appropriately managing sales prices and incentives and controlling the cost of land, labor, materials and products used in building our homes.

In fiscal 2022, when determining the target number of 2024 Performance RSUs to award, the Compensation Committee reviewed the estimated annual compensation expense for these awards in relation to the Company’s consolidated revenue, pre-tax income and other operating results. The Compensation Committee chose to further incentivize these executive officers by retaining the maximum payout at two times the target amounts in the event that maximum performance is achieved on the four Performance Goals. When the 2024 Performance RSUs were granted, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark. Additional information on the grant date fair value of the 2024 Performance RSUs is set forth in the “Summary Compensation Table” on page 44 and the “Grants of Plan-Based Awards” table on page 45.

2022 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2022

Chairman, Chief Executive Officer, Co-Chief Operating Officers and Chief Financial Officer. In October 2022, the Compensation Committee reviewed the performance achieved for the Performance RSUs granted in November 2019 (the “2022 Performance RSUs”) to each of our then serving named executive officers. The 2022 Performance RSUs had a three-year performance period of October 1, 2019 through September 30, 2022 (the “2022 Performance Period”). The 2022 Performance RSUs vested based on achieving performance under the four performance goals (Performance Goals) in the table below. The number of shares earned and paid are set forth in the table under the heading “2022 Performance RSUs Final Results” on page 40.

Performance Goal	Performance Comparison	Weighting to Total Award

Relative TSR	S&P 500 Index TSR	25%

Relative ROI	Peer Group	25%

Relative SG&A	Peer Group	25%

Relative GP	Peer Group	25%

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EXECUTIVE COMPENSATION

TSR:

means “total shareholder return” (stock price increases and decreases plus dividends) of the Company over the 2022 Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means “return on investment” which is consolidated pre-tax income or loss divided by average total assets over the 2022 Performance Period.

SG&A:	means consolidated “selling, general and administrative expense” (including corporate general and administrative expenses) as a percentage of consolidated revenues over the 2022 Performance Period.

GP:

means homebuilding segment “gross profit” defined as homebuilding revenues minus homebuilding cost of sales, including inventory and land option charges, divided by homebuilding revenues over the 2022 Performance Period.

The following tables set forth the number of Performance RSUs that would be earned based on the final performance rankings of the Company.

TSR Portion of Award

(weighted 25% of target award)

Company TSR Relative to S&P 500 Index TSR	Percentage of Target Award		Donald R. Horton	David V. Auld	Michael J. Murray and Bill W. Wheat
			Number of Performance RSUs Earned
10 Percentage Points Below Index	Forfeited		Zero	Zero	Zero
9 Percentage Points Below Index	Threshold	10%	5,000	2,500	750
Equal to S&P 500 Index TSR	Target	100%	50,000	25,000	7,500
10 Percentage Points Above Index	Maximum	200%	100,000	50,000	15,000

Each of the ROI, SG&A and GP Portions of Award

(each weighted 25% of target award)

Performance Level Compared to 10-Company Peer Group	Percentage of Target Award		Donald R. Horton	David V. Auld	Michael J. Murray and Bill W. Wheat
			Number of Performance RSUs Earned
10th Rank	Forfeited		Zero	Zero	Zero
9th Rank	Threshold	10%	5,000	2,500	750
5th Rank	Target	100%	50,000	25,000	7,500
1st Rank	Maximum	200%	100,000	50,000	15,000

As set forth in the tables above, the number of 2022 Performance RSUs could have been earned at a maximum of 400,000 for Mr. Horton, 200,000 for Mr. Auld, 60,000 for Mr. Murray and 60,000 for Mr. Wheat upon maximum achievement of each of the four Performance Goals and forfeited by each executive in the event of below threshold performance of each of the four Performance Goals. For the 2022 Performance RSUs, the Company’s peer group consisted of the following publicly-traded homebuilding companies: KB Home, Lennar, M.D.C. Holdings, Meritage Homes, NVR, PulteGroup, Taylor Morrison, Toll Brothers, and Tri Pointe Homes. Each 2022 Performance RSU represented the contingent right to receive one share of common stock if vesting was satisfied. The 2022 Performance RSUs had no rights to dividends or voting prior to vesting and payout in common stock.

Vesting of the 2022 Performance RSUs with respect to the TSR Performance Goal was determined after the 2022 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2022 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was determined after the 2022 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal.

The hurdle or threshold for earning or vesting in any portion of the 2022 Performance RSUs with respect to the TSR goal was to perform better than nine percentage points below the S&P 500 Index. The hurdle or threshold for earning or vesting in any portion of the 2022 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was to rank ninth place or better.

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EXECUTIVE COMPENSATION

The following tables set forth the final relative rankings for the TSR, ROI, SG&A and GP performance goals with respect to the 2022 Performance RSUs:

2022 Performance RSUs

Final Relative Rankings

	Relative Total Shareholder Return
Company / Index Name	September 30, 2019	September 30, 2022

D.R. Horton, Inc.	100	132.03	*

S&P 500 Index	100	126.54

*

Final performance goal ranking attained by the Company on the TSR performance goal was 5.49 points above the S&P 500 Index for the three-year period ending September 30, 2022, as reflected in the table above.

	ROI, SG&A and GP Rankings
Performance Goal	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place		1st Place

Relative ROI	25.57%	28.94%	35.91%	39.60%	45.05%	46.39%	57.38%	59.41%	73.22	%*	89.74%

Relative SG&A	12.70%	11.51%	11.07%	11.03%	10.36%	10.25%	10.19%	9.29%	9.24	%*	6.34%

Relative GP	20.21%	21.61%	21.74%	22.23%	22.68%	24.33%	25.66%	25.74%*	25.85%		26.46%

*	Final performance goal ranking attained by the Company: 2nd place on ROI, 2nd place on SG&A and 3rd place on GP.

Final Results

The final payout was based on the three-year performance period ended September 30, 2022.

	Donald R. Horton		David V. Auld		Michael J. Murray and Bill W. Wheat
Final Company Performance Rankings	Target Number of RSUs Awarded	Number of RSUs Earned	Target Number of RSUs Awarded	Number of RSUs Earned	Target Number of RSUs Awarded	Number of RSUs Earned

TSR = 5+ Points Above	50,000 Units	75,000 Units	25,000 Units	37,500 Units	7,500 Units	11,250 Units

ROI = 2nd Place	50,000 Units	87,500 Units	25,000 Units	43,750 Units	7,500 Units	13,125 Units

SG&A = 2nd Place	50,000 Units	87,500 Units	25,000 Units	43,750 Units	7,500 Units	13,125 Units

GP = 3rd Place	50,000 Units	75,000 Units	25,000 Units	37,500 Units	7,500 Units	11,250 Units

	200,000 Units	325,000 Units	100,000 Units	162,500 Units	30,000 Units	48,750 Units

After reviewing rankings for the 2022 Performance RSUs, on October 26, 2022, the Compensation Committee approved the issuance of 325,000, 162,500, 48,750 and 48,750 shares of common stock to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat, respectively, which reflected a final payout of 162.5% of target for these awards.

Retirement Benefits

Our executive officers do not participate in any qualified defined benefit plans, but they do participate in the retirement plans described below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (401(k) plan). Our executive officers participate in our Company-wide 401(k) plan. Executive officers, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the 401(k) plan. For 2022, the maximum amount that could be contributed was $20,500 ($27,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers for each applicable year are included in the “All Other Compensation” column in the “Summary Compensation Table” on page 44.

Deferred Compensation Plan. The Company also maintains the Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits in excess of IRS contribution limits for a select group of “management or highly compensated employees”. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

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EXECUTIVE COMPENSATION

SERP 2. The Company also maintains the Supplemental Executive Retirement Plan 2 (SERP 2), a nonqualified plan, to permit eligible participants, which include our executive officers, region presidents, division presidents and other key employees, to accrue supplemental Company benefits payable upon retirement, separation of service, death or disability. The SERP 2 provides that if the executive is employed by the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2.

In fiscal 2022, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 44. These amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed the data related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Tables for each of the CEOs or principal executive officers of each company in our peer group from their most recently filed proxy statements. For fiscal 2022, the amount for our Chairman was $483,758 and the amount for our CEO was $230,414. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to our peer group and reasonable relative to the total compensation packages offered to our named executive officers. Also, we considered other factors, including that the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program serves as a useful and reasonable fixed compensation component of our overall compensation package.

Other Compensation and Stock Matters

Stock Ownership Guidelines. Historically, our executive officers have maintained significant ownership of our common stock. See “Beneficial Ownership of Common Stock” on pages 56 through 57. Our Board has adopted Stock Ownership Guidelines for directors and executive officers, which are available on our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section. Our stock ownership guidelines provide that no later than 5 years after the later of adoption of the guidelines or the date of election as a new director or appointment as an executive officer, such person shall maintain ownership of our common stock with a value equal to a multiple of (i) for directors, the annual cash board fee, and (ii) for executive officers, their annual base salary.

The multiples are as follows:

•	Executive Chairman of the Board, 5x

•	Chief Executive Officer, 4x

•	Co-Chief Operating Officers and Chief Financial Officer, 3x

•	Other Executive Officers, 2x

•	Non-Employee Directors, 3x

If after 4 years, the Nominating and Governance Committee determines a participant is not likely to satisfy the ownership requirements within the 5-year time frame, the Nominating and Governance Committee may require the participant to retain and hold 25% of the net shares received by the participant after taxes as compensation or fees from the Company until the ownership guidelines are satisfied.

As of November 30, 2022, each of our executive officers and non-employee directors satisfied the stock ownership requirements, or was within the applicable five-year compliance window, as set forth in the Company’s Stock Ownership Guidelines.

Double Trigger Acceleration of Vesting upon a Change in Control. The Compensation Committee provided that all grants of time-based equity awards to our executive officers beginning in fiscal 2020 must provide for the acceleration of vesting in the event of a change in control only if there occurs, both (i) a “change in control” and (ii) any deferred termination event (a “double trigger” vesting event). The double trigger vesting under outstanding time-based awards granted since fiscal 2022 provide that unvested time-based equity awards will vest if there is: (1) a change in control and (2) within 24 months after the change in control either (a) the Company or the acquirer terminates the executive officer without cause or (b) the executive officer terminates his or her employment with the Company or the acquirer for good reason.

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons holding more than 10% of our common stock to report to the SEC initial ownership of our common stock and any subsequent changes. The SEC has set filing dates for reporting these changes and we are required to disclosure any filings that are not timely. Based on our review of forms filed with the SEC we believe that all required Section 16(a) reports were filed timely during fiscal 2022, except that Maribess L. Miller had one Section 16(a) report related to one transaction that was not filed timely in November 2021.

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EXECUTIVE COMPENSATION

Process for Determining Compensation

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance, approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity program, which includes awards under our 2006 Stock Incentive Plan and our officer bonus plans. Our Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee comprised of at least two members and, in certain other circumstances, to any other committee of directors of the Company. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 20 and are more fully set forth in the Compensation Committee Charter.

Roles of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers, and our Chairman makes recommendations to the Compensation Committee regarding the salaries and incentive bonus compensation of our CEO. The Compensation Committee considers these recommendations when making its recommendations to the Board.

Review of Compensation

We review the compensation of our executive officers on a regular basis. Our Compensation Committee met in each quarter of fiscal 2022. In addition, the Compensation Committee had discussions with management during the year regarding these matters. During fiscal 2022, the Committee engaged Meridian Compensation Partners to provide additional compensation data regarding other publicly-traded companies. The Committee reviewed the compensation of executives of publicly-traded companies, including our homebuilding peer group and other public companies within a range of our market capitalization and industrial classification code.

Use of Compensation Peer Group Data

As discussed above under “Review of Compensation”, the Compensation Committee engaged Meridian Compensation Partners to provide a comprehensive review of our executive compensation program as compared to the Peer Group described below and to provide general insight on other Fortune 500 companies’ compensation practices (focusing on companies with similar revenue and market capitalization to us). Although the Compensation Committee believes it important and will continue to consider general market compensation practices for companies of a similar size, at this time and primarily due to the extremely competitive nature of the home building industry, the Compensation Committee believes using the below described Peer Group as its primary compensation peer group is the best comparison set. Our Board of Directors and Compensation Committee believe providing a competitive pay program is important and a key factor to developing and retaining our leadership team and a fundamental reason for the success and performance of our company.

The Compensation Committee utilizes compensation data from our Peer Group of publicly-traded homebuilding companies to analyze compensation decisions. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our Peer Group. In fiscal 2022, the peer group compensation data was compiled by the Compensation Committee Chair and the Company’s Corporate Counsel and Secretary using information contained in executive compensation discussions and tables in publicly filed proxy statements. When determining peer group averages, rankings and medians, we include our Company and each company in our Peer Group in the rankings and computations. Our Compensation Committee considers factors such as market capitalization, competition in our markets and mergers, acquisitions and consolidations when determining our peer group. Our Peer Group for fiscal 2022 remained unchanged from fiscal 2021 and consisted of the following publicly-traded homebuilding companies that had market capitalizations ranging from approximately $1.5 billion to $21.1 billion at September 30, 2022. Our market capitalization on that date was $23.2 billion.

Peer Group

KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	Tri Pointe Homes, Inc.
NVR, Inc.

D.R. HORTON, INC. 2023 PROXY STATEMENT      42

EXECUTIVE COMPENSATION

Compensation Risk Analysis

We have established short- and long-term compensation programs that we believe properly incentivize desired performance and mitigate inappropriate risk-taking. We believe the following compensation components help us achieve this balance:

Base Salary:

We set fixed base salaries in amounts that we believe are commensurate with the level of experience, responsibility and tenure of the applicable executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:

With respect to our Chairman, CEO and Co-COOs, we provide an annual incentive bonus opportunity based on the Company’s pre-tax income. Our CFO is awarded an annual discretionary bonus based on his individual performance and the performance of the Company. The final amount of these annual awards is subject to the discretion of the Compensation Committee. Their discretion can be used to reduce the payout when the Committee believes levels achieved result in an inappropriate level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through our approval process with respect to the final payout of these awards.

Long-Term Equity:

With respect to our Chairman, CEO, Co-COOs and CFO, we grant a combination of equity awards in the form of performance restricted stock units and time-based restricted stock units to incentivize performance related to the Company’s key operational and financial goals over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over a number of fiscal years (typically three), thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer time period.

Restricted Stock Units:

We use restricted stock units as a component of long-term compensation to incentivize performance and to serve as a retention tool. We believe restricted stock units that vest over time are a valuable tool in promoting employee retention. We do not grant restricted stock units in coordination with the release of material non-public information. Further, we have several levels of review when restricted stock units are granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting personnel to ensure the terms of the restricted stock units approved match the terms of the restricted stock units issued.

Performance Goals:

The Compensation Committee has selected operating and financial performance goals to incentivize performance. The performance goals tied to the annual and long-term awards are the achievement of consolidated pre-tax income, relative return on investment, relative gross profit, relative selling, general and administrative expense and relative total stockholder return. The Company has established appropriate controls around the determination of the components that define these goals and the calculations of the ultimate payouts of these awards.

Discretion and Clawback:

We mitigate compensation risk by giving the Compensation Committee sole discretion to reduce the final payout on a portion of the total compensation awarded. The Compensation Committee maintains sole discretion to reduce the final payout of the PTI Bonus. The Compensation Committee does not have the discretion to reduce awarded compensation related to time-based equity awards and performance-based equity awards, except in a clawback situation.

Our executive officers are subject to the clawback provisions of the Sarbanes-Oxley Act and any other applicable federally enacted legislation related to a clawback of executive compensation.

In addition, in fiscal 2022, in response to stockholder feedback, the Compensation Committee adopted a clawback policy that applies to both cash and equity incentives, with the clawback trigger based on either a financial restatement or other material harm to the Company.

Pledging/Hedging Company Securities:

Our directors and executive officers are prohibited from pledging or hedging transactions or engaging in other transactions designed to hedge or offset any decrease in the market value of our securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2022 filed with the Securities and Exchange Commission.

Compensation Committee:

Barbara K. Allen, Committee Chair

Brad S. Anderson

Maribess L. Miller

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

D.R. HORTON, INC. 2023 PROXY STATEMENT      43

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following tables present the compensation we paid or awarded to our Chairman, Chief Executive Officer, Co-Chief Operating Officers and Chief Financial Officer during our fiscal years ended September 30, 2022, 2021 and 2020. Mr. Romanowski became a named executive officer in fiscal 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Donald R. Horton Executive Chairman	2022	$1,000,000	—	$21,987,160	$7,000,138	$483,758	$112,636	$30,583,692
	2021	$1,000,000	—	$16,834,391	$32,138,153	$469,139	$112,186	$50,553,869
	2020	$1,000,000	—	$13,150,697	$17,897,631	$376,156	$112,036	$32,536,520

David V. Auld President and Chief Executive Officer	2022	$700,000	—	$21,987,160	$7,000,138	$230,414	$79,150	$29,996,862
	2021	$700,000	—	$8,145,841	$21,425,435	$221,620	$78,700	$30,571,596
	2020	$700,000	—	$6,311,004	$11,931,754	$176,014	$78,550	$19,197,322

Michael J. Murray Executive Vice President and Co-Chief Operating Officer	2022	$500,000	—	$5,447,599	$7,629,749	$92,368	$59,150	$13,728,866
	2021	$500,000	—	$3,044,615	$8,034,538	$87,047	$58,700	$11,724,900
	2020	$500,000	—	$2,461,329	$4,474,408	$67,472	$58,550	$7,561,759

Paul J. Romanowski Executive Vice President and Co-Chief Operating Officer	2022	$500,000	—	$5,447,599	$7,629,749	$110,780	$59,150	$13,747,278
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—

Bill W. Wheat Executive Vice President and Chief Financial Officer	2022	$500,000	$3,000,000	$3,363,589	—	$133,972	$59,150	$7,056,711
	2021	$500,000	$3,000,000	$3,044,615	—	$128,098	$58,700	$6,731,413
	2020	$500,000	$2,000,000	$2,461,329	—	$101,033	$58,550	$5,120,912

(1)	The amounts listed represent performance cash bonuses paid to Mr. Wheat.

(2)

For fiscal 2022, the amounts include the grant date fair value of both the time-vesting RSUs and the target number of 2024 Performance RSUs granted in fiscal 2022. For Mr. Horton and Mr. Auld the amounts also include the portion of their PTI Bonus paid in stock in fiscal 2022. Additional information on the PTI Bonus is discussed under the heading “2022 Fiscal Year — PTI Bonus Results and Payout” on page 36. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2024 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $24,174,000 for each of Mr. Horton and Mr. Auld, $8,058,000 for each of Mr. Murray and Mr. Romanowski, and $4,834,800 for Mr. Wheat. Additional information regarding the 2024 Performance RSUs and the time-vesting RSUs are set forth in footnotes 2 and 3 to the “Grants of Plan-Based Awards” table on page 45. Additional information regarding the assumptions underlying these calculations is available in Note K to the Company’s consolidated financial statements filed with the Company’s Form 10-K for the fiscal year ended September 30, 2022.

For fiscal 2021, the amounts include the grant date fair value of both the time-vesting RSUs and the target number of 2023 Performance RSUs granted in fiscal 2021. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2023 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $23,658,697 for Mr. Horton, $11,565,004 for Mr. Auld and $4,037,529 for each of Mr. Murray and Mr. Wheat.

For fiscal 2020, the amounts include the grant date fair value of both the time-vesting RSUs of and the target number of 2022 Performance RSUs granted in fiscal 2020. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2022 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $18,020,392 for Mr. Horton, $8,718,502 for Mr. Auld and $3,262,426 for each of Mr. Murray and Mr. Wheat.

(3)	Amounts reflect the performance bonuses earned under the Company’s PTI Bonus.

Mr. Horton. For fiscal 2022, the Compensation Committee limited the amount of the PTI Bonus that could be paid to $14 million, 50% of which to be paid in cash and 50% paid in stock. Therefore, $7 million was paid in cash and $7 million was paid in common stock, which is subject to a two year holding period. Additional information on the PTI Bonus is discussed under the heading “2022 Fiscal Year — PTI Bonus Results and Payout” on page 36.

Mr. Auld. For fiscal 2022, the Compensation Committee limited the amount of the PTI Bonus that could be paid to $14 million, 50% of which to be paid in cash and 50% paid in stock. Therefore, $7 million was paid in cash and $7 million was paid in common stock, which is subject to a two year holding period. Additional information on the PTI Bonus is discussed under the heading “2022 Fiscal Year — PTI Bonus Results and Payout” on page 36.

Additional information on the annual incentive bonus is discussed under the heading “2022 Fiscal Year — PTI Bonus Results and Payout” on page 36. For fiscal 2022, the portion of the PTI Bonus otherwise payable in stock for Mr. Horton and Mr. Auld, but for which a full share could not be purchased was paid in cash and is reported in this column.

(4)	Amounts reflect the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 41.

(5)	For fiscal 2022, the amounts under “All Other Compensation” include the following components:

(a)	Credits made by the Company of $100,000, $70,000, $50,000, $50,000 and $50,000 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray, Mr. Romanowski and Mr. Wheat under the SERP 2 plan.

(b)	Matching contributions of $9,150 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray, Mr. Romanowski and Mr. Wheat under the D.R. Horton 401(k) plan.

(c)	The participant’s portion of group health plan premiums of $3,486 paid by the Company for the benefit of Mr. Horton.

D.R. HORTON, INC. 2023 PROXY STATEMENT      44

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal 2022

								All Other Stock Awards: Number of Securities Underlying Stock Awards (3)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Donald R. Horton	3/23/2022	—	—	$7,000,000	—	—	—	—	—
	3/23/2022	—	—	—	—	—	93,668	—	$6,999,862
	3/23/2022	—	—	—	60,000	150,000	300,000	—	$12,087,000
	3/23/2022	—	—	—	—	—	—	38,197	$2,900,298

David V. Auld	3/23/2022	—	—	$7,000,000	—	—	—	—	—
	3/23/2022	—	—	—	—	—	93,668	—	$6,999,862
	3/23/2022	—	—	—	60,000	150,000	300,000	—	$12,087,000
	3/23/2022	—	—	—	—	—	—	38,197	$2,900,298

Michael J. Murray	3/23/2022	—	—	$10,000,000	—	—	—	—	—
	3/23/2022	—	—	—	20,000	50,000	100,000	—	$4,029,000
	3/23/2022	—	—	—	—	—	—	19,098	$1,418,599

Paul J. Romanowski	3/23/2022	—	—	$10,000,000	—	—	—	—	—
	3/23/2022	—	—	—	20,000	50,000	100,000	—	$4,029,000
	3/23/2022	—	—	—	—	—	—	19,098	$1,418,599

Bill W. Wheat	3/23/2022	—	—	—	12,000	30,000	60,000	—	$2,417,400
	3/30/2022	—	—	—	—	—	—	12,675	$946,189

(1)

Represents the maximum value of the cash portion of the performance bonuses paid under the PTI Bonus program approved on October 27, 2021, as amended and restated on March 23, 2022. Additional information related to the award is discussed under the heading “2022 Fiscal Year – PTI Bonus Results and Payout” on page 36. The actual earned payouts under the PTI Bonus program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 44.

(2)

The 93,668 shares for each of Mr. Horton and Mr. Auld represent the portion of their performance bonuses paid under the PTI Bonus program in stock. Such shares were issued on April 19, 2022 (45,609 shares each) and on October 26, 2022 (48,059 shares each). Additional information related to the award is discussed under the heading “2022 Fiscal Year – PTI Bonus Results and Payout” on page 36.

Mr. Horton, Mr. Auld, Mr. Murray, Mr. Romanowski and Mr. Wheat were awarded a target amount of 2024 Performance RSUs on October 27, 2021, as amended and restated on March 23 2022. The threshold, target and maximum amounts reflect the number of 2024 Performance RSUs each executive could earn based on the level of performance attained on four performance goals ranked against our peer group or the S&P 500 Index, as applicable, at the end of the three-year performance period.

The grant date fair value of the 2024 Performance RSUs is $80.58 per unit and was determined in accordance with accounting guidance for share-based payments. These 2024 Performance RSUs are discussed under the heading “2022 Fiscal Year – Award of 2024 Performance Restricted Stock Units – Potential Vesting at September 30, 2024” on page 37 and the related grant date fair value is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 44.

(3)

On March 23, 2022, Mr. Horton, Mr. Auld, Mr. Murray and Mr. Romanowski were awarded 38,197, 38,197, 19,098 and 19,098 time-vesting RSUs, respectively. The RSUs for Mr. Horton and Mr. Auld vest in three equal annual installments on each anniversary of the grant date. The RSUs for Mr. Murray and Mr. Romanowski vest annually in five equal installments on each anniversary of the grant date.

The grant date fair value of the March 23, 2022 RSUs vesting in three years is $75.93 per unit and $74.28 per unit for the RSUs vesting in five years. The grant date fair values were determined in accordance with accounting guidance for share-based payments. The values of $2,900,298 for each Mr. Horton and Mr. Auld and $1,418,599 for each of Mr. Murray and Mr. Romanowski are included in the “Stock Awards” column in the “Summary Compensation Table” on page 44.

On March 30, 2022, Mr. Wheat was awarded 12,675 time-vested RSUs. The RSUs for Mr. Wheat vest annually in five equal installments on each anniversary of the grant date.

The grant date fair value of the March 30, 2022 RSUs vesting in five years is $74.65 per unit. The grant date fair values were determined in accordance with accounting guidance for share-based payments. The value of $946,189 for Mr. Wheat are included in the “Stock Awards” column in the “Summary Compensation Table” on page 44.

D.R. HORTON, INC. 2023 PROXY STATEMENT      45

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2022.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Shares of Stock That Have Not Vested

Donald R. Horton	3/23/2022	—	—	—	38,197	(2)	—		$2,572,568	(2)

	3/23/2022	—	—	—	—		300,000	(3)	$20,205,000	(3)

	3/17/2021	—	—	—	20,193	(2)	—		$1,359,999	(2)

	11/3/2020	—	—	—	—		400,000	(4)	$26,940,000	(4)

	3/12/2020	—	—	—	21,063	(2)	—		$1,418,593	(2)

David V. Auld	3/23/2022	—	—	—	38,197	(2)	—		$2,572,568	(2)

	3/23/2022	—	—	—	—		300,000	(3)	$20,205,000	(3)

	3/17/2021	—	—	—	8,078	(2)	—		$544,053	(2)

	11/3/2020	—	—	—	—		200,000	(4)	$13,470,000	(4)

	3/12/2020	—	—	—	8,779	(2)	—		$591,266	(2)

Michael J. Murray(1)	3/23/2022	—	—	—	19,098	(2)	—		$1,286,250	(2)

	3/23/2022	—	—	—	—		100,000	(3)	$6,735,000	(3)

	3/17/2021	—	—	—	8,928	(2)	—		$601,301	(2)

	11/3/2020	—	—	—	—		60,000	(4)	$4,041,000	(4)

	3/12/2020	—	—	—	14,847	(2)	—		$999,945	(2)

	11/26/2018	—	—	—	11,860	(2)	—		$798,771	(2)

	3/7/2018	—	—	—	4,600	(2)	—		$309,810	(2)

	3/6/2014	60,000	$23.86	3/6/2024	—		—		—

Paul J. Romanowski(1)	3/23/2022	—	—	—	19,098	(2)	—		$1,286,250	(2)

	3/23/2022	—	—	—	—		100,000	(3)	$6,735,000	(3)

	3/17/2021	—	—	—	6,936	(2)	—		$467,140	(2)

	3/12/2020	—	—	—	11,538	(2)	—		$777,084	(2)

	11/26/2018	—	—	—	8,000	(2)	—		$538,800	(2)

	3/7/2018	—	—	—	4,000	(2)	—		$269,400	(2)

	3/6/2014	40,000	$23.86	3/6/2024	—		—		—

	3/5/2013	30,000	$23.80	3/5/2023	—		—		—

Bill W. Wheat(1)	3/30/2022	—	—	—	12,675	(2)	—		$853,661	(2)

	3/23/2022	—	—	—	—		60,000	(3)	$4,041,000	(3)

	3/17/2021	—	—	—	8,928	(2)	—		$601,301	(2)

	11/3/2020	—	—	—	—		60,000	(4)	$4,041,000	(4)

	3/12/2020	—	—	—	14,847	(2)	—		$999,945	(2)

	11/26/2018	—	—	—	11,860	(2)	—		$798,771	(2)

	3/7/2018	—	—	—	4,600	(2)	—		$309,810	(2)

	3/6/2014	60,000	$23.86	3/6/2024	—		—		—

(1)	All stock options vested annually in five equal installments from the grant date and have a ten-year term.

(2)

Represents the time-vesting RSUs granted to our named executive officers. The value of the time-vesting RSUs is based on the closing price of our common stock on September 30, 2022 of $67.35. Mr. Horton’s and Mr. Auld’s awards vest in three equal annual installments on each of the first three anniversaries of the grant date. Mr. Murray, Mr. Romanowski and Mr. Wheat’s awards vest in five equal annual installments on each of the first five anniversaries of the grant date.

(3)

Represents the potential maximum number of 2024 Performance RSUs that may be earned. The target number of 2024 Performance RSUs is 150,000 for each Mr. Horton and Mr. Auld, 50,000 for each Mr. Murray and Mr. Romanowski and 30,000 for Mr. Wheat. These 2024 Performance RSUs are described under “2022 Fiscal Year — Award of 2024 Performance Restricted Stock Units — Potential Vesting at September 30, 2024” on page 37, and vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2024. The value of the 2024 Performance RSUs is based on the closing price of our common stock on September 30, 2022 of $67.35.

(4)

Represents the potential maximum number of 2023 Performance RSUs awarded. The target number of 2023 Performance RSUs is 200,000 for Mr. Horton, 100,000 for Mr. Auld and 30,000 for each Mr. Murray and Mr. Wheat. These 2023 Performance RSUs vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2023. The value of the 2023 Performance RSUs is based on the closing price of our common stock on September 30, 2022 of $67.35.

D.R. HORTON, INC. 2023 PROXY STATEMENT      46

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)

Donald R. Horton	—	—	504,322	$43,119,509

David V. Auld	60,000	$5,114,142	294,902	$24,713,766

Michael J. Murray	40,000	$3,374,041	76,141	$6,640,193

Paul J. Romanowski	—	—	18,660	$1,592,387

Bill W. Wheat	60,000	$5,097,211	76,141	$6,640,193

(1)	Amounts represent the difference in the aggregate market value and the aggregate exercise price of the shares on the date of exercise.

(2)

Number of shares under Stock Awards includes vesting of time-vesting RSUs for each person, Performance RSUs for each person except Mr. Romanowski and for Mr. Horton and Mr. Auld includes the portion of their PTI Bonus paid in stock.

(3)	Value reflects the closing stock price on the applicable vesting date multiplied by the number of shares vested.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan. The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of cash bonuses or director fee compensation and up to 90% of base salary. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Pursuant to his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment, director service or attaining the age of 62. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2. Under the Company’s SERP 2 plan, the Company credits an amount to each participant’s account each year. Pursuant to the SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of the Company. Provided however, specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

D.R. HORTON, INC. 2023 PROXY STATEMENT      47

EXECUTIVE COMPENSATION

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during fiscal 2022 and outstanding balances as of September 30, 2022 under both of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Contributions in Fiscal 2022		Aggregate Earnings (Losses) in Fiscal 2022			Aggregate Balance at September 30, 2022
Name	Executive Contributions to Deferred Cash Compensation	Company Contributions to SERP 2 (1)	Deferred Cash Compensation (2)	SERP 2 (3)	Aggregate Withdrawals/ Distributions in Fiscal 2022	Deferred Cash Compensation	SERP 2

Donald R. Horton	—	$100,000	$(1,468,608)	$605,416	—	$10,706,013	$6,537,217

David V. Auld	—	$70,000	—	$288,360	—	—	$3,136,044

Michael J. Murray	—	$50,000	$(28,017)	$115,598	—	$74,928	$1,279,116

Paul J. Romanowski	—	$50,000	$(1,733,438)	$138,640	—	$19,170,551	$1,524,123

Bill W. Wheat	—	$50,000	—	$167,664	—	—	$1,832,725

(1)

Represents the amount of unfunded, unsecured liabilities credited by the Company on behalf of each participant in fiscal 2022 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 44.

(2)

Represents the net amount of (losses) earnings resulting from the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan.

(3)

Represents the amount of earnings related to the SERP 2. The rate is determined by the SERP 2 plan administrative committee and is typically 10% per annum. The portion of earnings considered above-market are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 44. The above-market portion of earnings for each of the above individuals for fiscal 2022 was: Mr. Horton: $483,758; Mr. Auld: $230,414; Mr. Murray: $92,368; Mr. Romanowski $110,780; and Mr. Wheat: $133,972.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or a change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various types of terminations, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then outstanding voting securities (except that the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); or

(iv) During any two-year period, a majority of the members of the Board is replaced by members of the Board who are not nominated and approved by the Board.

2018 Incentive Bonus Plan

Our D.R. Horton, Inc. 2018 Incentive Bonus Plan, under which our PTI Bonus program is administered, provides that the Compensation Committee, in its sole discretion may determine the effect of a participant’s termination of employment, death or disability prior to the payment of an award. In the event of a change in control of the Company, plan participants will become entitled to an amount equal to (i) the award the participant would have earned for the relevant performance period, assuming continued achievement of the relevant performance goals at the rate achieved as of the end of the calendar month immediately prior to the calendar month in which the change in control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable performance period which have elapsed as of the change in control, and the denominator of which is the number of days in the performance period. Such earned bonuses are payable within 15 days following such change in control and may not be subject to any downward discretion.

D.R. HORTON, INC. 2023 PROXY STATEMENT      48

EXECUTIVE COMPENSATION

2006 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan allows or provides for accelerated vesting of all outstanding unvested restricted stock units and options granted under the plan in the event of a change in control of the Company or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan. The participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options. As noted above, our Compensation Committee has adopted double trigger equity acceleration for time-vesting RSUs granted to our executive officers commencing with grants made in fiscal 2020.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under the SERP 2, all amounts deferred will be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s retirement or termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must generally wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred will be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table – Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment, unless the Compensation Committee determined to award additional severance amounts.

The amounts in the table assume a termination date of September 30, 2022, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $67.35 on September 30, 2022. Because Mr. Horton and Mr. Auld had reached the normal retirement age (65 years old) before September 30, 2022, we included amounts payable upon retirement only for them. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned and reported in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts as of September 30, 2022 are set forth and explained in the “Nonqualified Deferred Compensation” table on page 48.

D.R. HORTON, INC. 2023 PROXY STATEMENT      49

EXECUTIVE COMPENSATION

The table reflects compensation that would have been paid based on the listed events if such events had occurred on September 30, 2022.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
Name	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(5)	Without Cause ($)	With Cause ($)	Death or Disability ($)	Change in Control ($)

Donald R. Horton	PTI Bonus:(1)

	Cash and Stock	7,238,781	7,238,781	7,238,781	—	7,238,781	7,238,781

	2023 Performance RSUs(2)	8,979,978	8,979,978	8,979,978	—	8,979,978	8,979,978

	2024 Performance RSUs(3)	3,367,500	3,367,500	3,367,500	—	3,367,500	3,367,500

	Vesting of Equity Awards: Time-Vesting Restricted Stock Units(4)	—	5,351,160	—	—	5,351,160	—

	Payments of SERP 2 Contributions	6,537,217	6,537,217	6,537,217	—	6,537,217	6,537,217

	Total	26,123,476	31,474,636	26,123,476	—	31,474,636	26,123,476

David V. Auld	PTI Bonus:(1)

	Cash and Stock	7,238,781	7,238,781	7,238,781	—	7,238,781	7,238,781

	2023 Performance RSUs(2)	4,490,022	4,490,022	4,490,022	—	4,490,022	4,490,022

	2024 Performance RSUs(3)	3,367,500	3,367,500	3,367,500	—	3,367,500	3,367,500

	Vesting of Equity Awards: Time-Vesting Restricted Stock Units(4)	—	3,707,887	—	—	3,707,887	—

	Payments of SERP 2 Contributions	3,136,044	3,136,044	3,136,044	—	3,136,044	3,136,044

	Total	18,232,347	21,940,234	18,232,347	—	21,940,234	18,232,347

Michael J. Murray	PTI Bonus:(1)

	Cash	4,249,140	—	4,249,140	—	4,249,140	4,249,140

	2023 Performance RSUs(2)	1,347,000	—	1,347,000	—	1,347,000	1,347,000

	2024 Performance RSUs(3)	1,122,522	—	1,122,522	—	1,122,522	1,122,522

	Vesting of Equity Awards: Time-Vesting Restricted Stock Units(4)	—	—	—	—	3,996,078	1,108,581

	Payments of SERP 2 Contributions	1,279,116	—	1,279,116	—	1,279,116	1,279,116

	Total	7,997,778	—	7,997,778	—	11,993,856	9,106,359

Paul J. Romanowski	PTI Bonus:(1)

	Cash	4,249,140	—	4,249,140	—	4,249,140	4,249,140

	2024 Performance RSUs(3)	1,122,522	—	1,122,522	—	1,122,522	1,122,522

	Vesting of Equity Awards: Time-Vesting Restricted Stock Units(4)	—	—	—	—	3,338,674	808,200

	Payments of SERP 2 Contributions	1,524,123	—	1,524,123	—	1,524,123	1,524,123

	Total	6,895,785	—	6,895,785	—	10,234,459	7,703,985

Bill W. Wheat	2023 Performance RSUs(2)	1,347,000	—	1,347,000	—	1,347,000	1,347,000

	2024 Performance RSUs(3)	673,500	—	673,500	—	673,500	673,500

	Vesting of Equity Awards: Time-Vesting Restricted Stock Units(4)	—	—	—	—	3,563,489	1,108,581

	Payments of SERP 2 Contributions	1,832,725	—	1,832,725	—	1,832,725	1,832,725

	Total	3,853,225	—	3,853,225	—	7,416,714	4,961,806

D.R. HORTON, INC. 2023 PROXY STATEMENT      50

EXECUTIVE COMPENSATION

(1)

This amount represents the portion of the PTI Bonus earned for the six months ended September 30, 2022, and is included in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns in the “Summary Compensation Table” on page 44. These amounts have been earned and paid as discussed on page 36.

(2)

Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target number of 200,000, 100,000, 30,000 and 30,000 2023 Performance RSUs, respectively, for the performance period of October 1, 2020 through September 30, 2023. Pro-rata vesting may occur based on the number of months served from October 1, 2020 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2023 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2023 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2023 Performance RSUs are valued at $67.35 per unit, the closing price of our stock on September 30, 2022. The value in the table reflects pro-rata vesting (two of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2022.

(3)

Mr. Horton, Mr. Auld, Mr. Murray, Mr. Romanowski and Mr. Wheat were awarded a target number of 150,000, 150,000, 50,000, 50,000 and 30,000 2024 Performance RSUs, respectively, for the performance period of October 1, 2021 through September 30, 2024. Pro-rata vesting may occur based on the number of months served from October 1, 2021 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2024 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2024 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2024 Performance RSUs are valued at $67.35 per unit, the closing price of our stock on September 30, 2022. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2022. The 2024 Performance RSUs are discussed in more detail under the heading “2022 Fiscal Year – Award of 2024 Performance Restricted Stock Units – Potential Vesting at September 30, 2024” on page 37.

(4)

For Mr. Horton, Mr. Auld, Mr. Murray, Mr. Romanowski and Mr. Wheat, the time-vesting RSU amounts represent each officer’s unvested portion of RSUs, as shown in the “Number of Shares or Units of Stock That Have Not Vested” column of the “Outstanding Equity Awards at Fiscal Year-End” table on page 46, valued at $67.35 per unit, the closing price of our stock on September 30, 2022. The value in the table reflects accelerated vesting if an event of voluntary termination, normal retirement, termination without cause, death or disability, or change in control had occurred on September 30, 2022. Accelerated vesting in a Change of Control does not apply to time-vesting RSUs granted in March 2021 and March 2020 due to a double-trigger provision requirement for all time-vesting awards in or after fiscal 2020. Additional information on the time-vesting RSUs granted in fiscal 2022 is set forth in footnote 3 to the “Grants of Plan-Based Awards” table on page 45.

(5)

Because Mr. Horton and Mr. Auld had reached the normal retirement age (65 years old) under our applicable plans on September 30, 2022, we included amounts under the “Normal Retirement” column only for them.

D.R. HORTON, INC. 2023 PROXY STATEMENT      51

CEO PAY RATIO

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median compensated employee and the total annual compensation of Mr. Auld, our President and Chief Executive Officer.

To identify the median compensated employee, we used the following methodology:

•

We used September 30, 2022 as the date to determine the median employee. At that date, we had approximately 13,130 employees consisting of full-time, part-time and temporary employees. Other than our CEO, all employees as of such date were included in our population.

•

To identify the median employee from our employee population, we obtained a listing of total compensation paid to each employee during fiscal 2022. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year, and any other cash compensation paid during the fiscal year. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year. The above-described compensation measure was consistently applied to all employees. As we had an even number of employees, the methodology resulted in the identification of two median employees. We selected the employee whom we believed had annual total compensation that was more representative of our general compensation practices.

Once we identified our median employee, we calculated the employee’s total annual compensation using the same methodology used to calculate the total compensation of our CEO in the “Summary Compensation Table” on page 44. In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and of our CEO to better reflect our employee compensation practices.

For the fiscal year ended September 30, 2022:

•	The total compensation of our median employee was $116,088.

•	The total compensation of our CEO was $30,017,979.

Accordingly, for fiscal 2022, the ratio of the total compensation of Mr. Auld, our CEO, to the total compensation of the median compensation of all employees (excluding Mr. Auld), was 259 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratio disclosures reported by other companies.

D.R. HORTON, INC. 2023 PROXY STATEMENT      52

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Registered Public Accountants

Ernst & Young LLP has been engaged by the Audit Committee to serve through our fiscal year ending September 30, 2023. A representative of Ernst & Young LLP will be present in person or by conference call at the 2023 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years.

	Fiscal Year Ended September 30,

Fees	2022	2021(4)

Audit fees	$2,959,877	$2,600,134

Audit-related fees	—	—

Tax fees(1)	5,600	20,455

All other fees	—	—

Total(2)(3)	$2,965,477	$2,620,589

(1)	Tax fees are related to tax compliance services for the preparation of partnership tax returns.

(2)	The amounts listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

(3)

Includes audit fees of $817,966 and $921,538 incurred by Forestar Group Inc. in fiscal 2022 and 2021, respectively, for which Ernst & Young LLP also serves as the independent registered public accounting firm.

(4)	The amounts shown for fiscal 2021 have been revised to reflect additional fees paid for audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, approving fees and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2023, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2023, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during fiscal 2023, include the following:

Audit Services include audit work performed related to the Company’s financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

D.R. HORTON, INC. 2023 PROXY STATEMENT      53

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2022. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and SEC, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2022, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2022 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022. Further, the Audit Committee approved the engagement of Ernst & Young LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2023.

Audit Committee:

Maribess L. Miller, Committee Chair

Brad S. Anderson

Benjamin S. Carson, Sr.

D.R. HORTON, INC. 2023 PROXY STATEMENT      54

PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2023. During fiscal 2022, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 53. A representative of Ernst & Young LLP is expected to be present in person or by conference call at the 2023 Annual Meeting, and to be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2023 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2023 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2023.

D.R. HORTON, INC. 2023 PROXY STATEMENT      55

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Common Stock

Management

The following table shows the beneficial ownership of the common stock of D.R. Horton as of November 30, 2022 by (i) each director, (ii) each named executive officer, and (iii) all directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table. The address for each beneficial owner in the table below is c/o D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011.

	Amount and Nature of Common Stock Beneficially Owned(1)

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(2)

Donald R. Horton†	609,448	(3)	*

Barbara K. Allen	7,868		*

Brad S. Anderson	38,392		*

David V. Auld†	685,280	(4)	*

Michael R. Buchanan	5,596	(5)	*

Benjamin S. Carson, Sr.	2,292		*

Maribess L. Miller	13,849		*

Michael J. Murray†	308,652	(6)	*

Paul J. Romanowski†	146,185	(7)	*

Bill W. Wheat†	272,143		*

All directors and executive officers as a group (10 persons)	2,089,705		0.61%

*	Less than 1%.

†	A named executive officer.

(1)

Beneficial ownership includes the following shares that the executive officers and directors could acquire by exercising stock options on or within 60 days after November 30, 2022: Mr. Murray: 60,000; Mr. Romanowski 70,000 and Mr. Wheat: 60,000.

The beneficial ownership also includes the following restricted stock units that vest on or within 60 days after November 30, 2022: Ms. Allen: 1,748; Mr. Anderson: 1,748; Mr. Buchanan: 1,748; Dr. Carson 1,748 and Ms. Miller: 4,415.

For all directors and executive officers as a group, these stock options and restricted stock units represent an aggregate of 201,407 shares.

(2)

The percentages are calculated based on 344,547,943 outstanding shares on November 30, 2022. For each person, separately, his or her percentage was calculated by including his or her stock options and restricted stock units set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 201,407 stock options and restricted stock units set forth in note (1) in both the numerator and denominator.

(3)

These shares do not include (i) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (ii) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and brother of Donald R. Horton. These shares also do not include shares held by Horton Family and Affiliates as set forth under “Certain Other Beneficial Owners” on next page.

(4)	These shares do not include 211,200 shares held in trusts for the benefit of Mr. Auld’s adult children.

(5)	These shares do not include 10,303 shares held in trust by Mr. Buchanan’s wife.

(6)	These shares do not include 30,057 shares held in a Foundation controlled by Mr. Murray and members of his immediate family.

(7)

Paul J. Romanowski became a named executive officer of the Company on October 1, 2021 when he was promoted to the position of Executive Vice President and Co-Chief Operating Officer. Mr. Romanowski was not a named executive officer in fiscal 2021.

D.R. HORTON, INC. 2023 PROXY STATEMENT      56

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Other Beneficial Owners

Based on Schedule 13G filings under the Exchange Act, available as of November 30, 2022, the only known beneficial owners of more than 5% of D.R. Horton’s outstanding common stock were the following.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number	Percent(5)

Capital World Investors(1) 333 South Hope Street, 55th Floor Los Angeles, California 90071	36,754,571	10.67%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	35,690,537	10.36%

BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	35,431,305	10.28%

Horton Family and Affiliates(4) 1501 Alta Drive Fort Worth, Texas 76107	28,670,316	8.32%

(1)

Based solely upon information contained in the most recently filed Schedule 13G of Capital World Investors, filed with the SEC on August 10, 2022. According to this Schedule 13G, Capital World Investors reported the following beneficial ownership in shares of the Company’s common stock: sole voting power 36,754,571 shares; shared voting power 0 shares; sole dispositive power 36,754,571 shares and shared dispositive power 0 shares.

(2)

Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 10, 2022. According to this Schedule 13G/A, The Vanguard Group reported the following beneficial ownership in shares of the Company’s common stock: sole voting power 0 shares; shared voting power 525,545 shares; sole dispositive power 34,368,885 shares and shared dispositive power 1,321,652 shares.

(3)

Based solely upon information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., filed with the SEC on January 31, 2022. According to this Schedule 13G/A, BlackRock, Inc. reported the following beneficial ownership in the Company’s common stock: sole voting power 29,014,311 shares; shared voting power 0 shares; sole dispositive power 35,431,305 shares and shared dispositive power 0 shares.

(4)

Based solely upon information contained in the most recently filed Schedule 13G/A with the SEC on February 11, 2022. According to this Schedule 13G/A, the Horton Family and Affiliates, as a group, reported the following beneficial ownership in the Company’s common stock: (i) Horton Family Limited Partnership: sole voting power 0 shares; shared voting power 19,435,892 shares; sole dispositive power 0 shares and shared dispositive power 19,435,892 shares, (ii) Horton Family GP, L.L.C.: sole voting power 0 shares; shared voting power 19,435,892 shares; sole dispositive power 0 shares and shared dispositive power 19,435,892 shares, (iii) Double R GP, L.L.C.: sole voting power 0 shares; shared voting power 5,065,801 shares; sole dispositive power 0 shares and shared dispositive power 5,065,801 shares, (iv) Donald Ryan Horton: sole voting power 4,168,623 shares; shared voting power 24,501,693 shares; sole dispositive power 4,168,623 shares and shared dispositive power 24,501,693 shares, (v) Douglas Reagan Horton: sole voting power 4,138,648 shares; shared voting power 24,501,693 shares; sole dispositive power 4,138,648 shares and shared dispositive power 24,501,693 shares, and (vi) Horton Family Limited Partnership II: sole voting power 0 shares; shared voting power 5,065,801 shares; sole dispositive power 0 shares and shared dispositive power 5,065,801 shares.

(5)	The percentages are calculated based on 344,547,943 outstanding shares at November 30, 2022.

D.R. HORTON, INC. 2023 PROXY STATEMENT      57

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions

We have a Related Party Transaction Policy to govern the Company’s practices related to reviewing and approving Related Party Transactions. Our Related Party Transaction Policy is available on our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section. The SEC requires the Company to disclose Related Party Transactions in its proxy statement.

Related Party Transactions and Related Parties. Our Related Party Transaction Policy provides that Related Party Transactions will be reviewed for consideration of approval or ratification by our Nominating and Governance Committee of the Board (Governance Committee), which is composed of independent directors of the Board. If a member of the Nominating and Governance Committee has an interest in a Related Party Transaction, he or she will abstain in voting on such transaction. Related Party Transactions occur when any Related Party has a direct or indirect material interest in a transaction with the Company exceeding $120,000. A Related Party includes:

•	any of our Directors or executive officers;

•	any 5% or more beneficial stockholder of the Company;

•	any immediate family member of such persons; and

•	any entity controlled by such persons.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner. A Related Party also includes anyone who was a director (or director nominee), executive officer, or immediate family member of the forgoing at any time since the beginning of the Company’s last fiscal year.

Procedures for Review of Related Party Transactions. All Related Party Transactions subject to the Related Party Transaction Policy will be reviewed in accordance with the Related Party Transaction Policy to determine if approval or ratification is appropriate.

•	Notification to the Company. A Related Party shall inform a designated compliance person of any potential Related Party Transaction.

•	Information Regarding the Related Party Transaction. A designated compliance person shall be provided the following information:

•	the Related Party’s relationship to the Company and such person’s interest in the Related Party Transaction;

•	approximate dollar value of the Related Party Transaction;

•	material terms of the Related Party Transaction; and

•	benefits to the Company of the Related Party Transaction.

Determination of Related Party Transaction and Submission to the Governance Committee. A designated compliance person shall determine if the proposed transaction is a Related Party Transaction under the Related Party Transaction Policy. If it is, the Related Party Transaction shall be submitted to the Governance Committee for review and consideration of approval or ratification as set forth in the Related Party Transaction Policy.

Governance Committee Considerations. The applicable compliance person will submit potential Related Party Transactions to the Governance Committee for approval or ratification. Our Governance Committee shall take into consideration the following items:

•

whether the Company and the Governance Committee reasonably believe the Related Party Transaction is in the best interest of the Company and its stockholders at the time of review, taking into account the facts and circumstances of the Related Party Transaction;

•	whether the Company has business reasons to enter into the Related Party Transaction; and

•	applicable requirements under the rules, regulations, listing standards or statues of the SEC, NYSE and Delaware General Corporation Law Section 144.

Approval or Disapproval of Related Party Transactions. A Related Party Transaction requires an approval or ratification by a majority vote of disinterested members of the Governance Committee (or Board, if applicable) where a quorum is present or by unanimous written consent of the Governance Committee, if applicable. If the Related Party Transaction is approved or ratified by the Governance Committee, the Company may proceed in accordance with the Related Party Transaction’s terms, conditions, schedule and practices. If the approved or ratified Related Party Transaction involves one or more phases or installments, a series of transactional steps or if it is of an ongoing nature, no further approval is required for each subsequent phase or installment, series of transactional steps or ongoing dealings, provided that the terms or conditions have not materially changed from those previously approved by the Governance Committee. If the terms or conditions impacting a Related Party Transaction have materially changed, the Governance Committee shall review the new material changes to the terms or conditions for approval or ratification.

D.R. HORTON, INC. 2023 PROXY STATEMENT      58

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

If a Related Party Transaction is entered into by the Company without any prior review or approval required by the Related Party Transaction Policy, the transaction shall not be deemed to violate the Related Party Transaction Policy or be deemed to be void, invalid or unenforceable, provided that, such Related Party Transaction is submitted to the Nominating and Governance Committee for review as promptly as reasonably practicable after it is entered into or after it becomes reasonably apparent that such transaction is covered by this Policy. The Governance Committee may consider all alternatives including approving, ratifying, terminating or amending such Related Party Transaction.

Other Related Party Transactions – Delegation to Executive Officers. Authority to approve or ratify the following transactions has been delegated to any Executive Officer of the Company who is disinterested in the transaction. If any of the following transactions approved or ratified by an Executive Officer exceeds $120,000 and involves a Related Party, the Company will comply with Item 404 of Regulation S-K and disclose such transaction in the Company’s proxy statement.

•

Home Purchase. Home purchases or construction services with the Company under the Company’s home purchase program, which is available to all employees of the Company. Actual pricing is determined in each local market where the home is located and is determined based on the market conditions and other facts and circumstances related to the transaction by the Company’s manager overseeing the project.

•	Employment. Employment by the Company of an Executive Officer or any “immediate family member” who is a Related Party.

•

Other Transactions. Transactions or services involving the Company and a Related Party that are valued at $120,000 or less, provided that if the Related Party is an independent director such transaction or services would not impair the independence of the director.

Related Party Transactions – Land Transactions

The Company’s homebuilding operations require significant investment in land and lots each year. During fiscal 2022, the Company purchased $5.1 billion of land and finished lots. At September 30, 2022, the remaining purchase price of lots controlled through land and lot purchase contracts was $19.7 billion. The Company routinely enters into contracts to purchase land or developed residential lots at predetermined prices on a defined schedule commensurate with planned development or anticipated housing demand. During the due diligence period prior to purchasing undeveloped land, the Company determines if the land has received, or will likely soon receive, all significant entitlements or approvals for the land to be used as residential lots for home construction. The Company does not generally purchase undeveloped land without these entitlements or approvals in place or soon to be in place.

The Company also evaluates the expected financial performance of a planned development project during the due diligence period prior to the purchase of the land to determine whether it meets the Company’s investment criteria. The projected financial performance of the development project must meet minimum thresholds for profitability, return on investment and recovery of the Company’s initial cash investment in land and development costs.

The Company routinely utilizes third-party lot developers and land bankers as part of its land purchasing strategies to allow the Company to retain control of land parcels that have not received all significant entitlements or are too large to meet the Company’s investment criteria if purchased in whole. The Company typically assigns, in part or whole, its land purchase contracts to its third-party developers and land bankers, who then purchase the land from the original land seller. The Company enters into a purchase contract with the developer or land banker to purchase the land or lots after the necessary entitlements have been obtained, or are likely soon to be obtained, at predetermined pricing and timing that allow the development project to meet the Company’s investment criteria. Generally, terms of a land purchase contract involving a land seller or land banker depend on the location of the land, size of the parcel, status of entitlements, duration of the due diligence period, term of the contract, willingness of a land banker to commit investment capital to buy and hold large parcels of unentitled land, and the availability of a land banker with capital capacity.

The Company has a strategic relationship with Ryan Horton and Reagan Horton and entities controlled by them (collectively, referred to herein as “R&R”) where R&R has served as a land seller and a land banker to the Company. Ryan and Reagan Horton are the adult sons of Donald R. Horton, the Company’s Executive Chairman, and Martha Elizabeth Horton. Donald R. Horton and Martha Elizabeth Horton are referred to herein as the “Hortons.” The relationship between the Company and R&R provides an advantage to the Company compared to other relationships with third-party land sellers, lot developers and land bankers. R&R has the capital capacity and has demonstrated the willingness and ability to purchase and hold large tracts of unentitled land or land that does not currently meet the Company’s investment criteria, to a greater extent than many of the Company’s other relationships with third-party land sellers, land developers and land bankers. The Company typically enters into a contract with R&R to purchase the land in phases on a defined future schedule after the land has been entitled and on terms that meet the Company’s investment criteria.

The following Related Party Transactions between the Company and R&R involve land purchase contracts for the purchase of land by the Company to be used primarily in the Company’s homebuilding business. Each of these Related Party Transactions was approved by the Governance Committee, composed of disinterested and independent directors of the Board, in accordance with our Related Party Transaction Policy.

D.R. HORTON, INC. 2023 PROXY STATEMENT      59

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The land contract dates, acreage, purchase prices, purchases in fiscal 2022 and fiscal 2023 (to date) and remaining acres to be purchased in each transaction are summarized below.

			Total Contract Amounts		Fiscal 2022 and Fiscal 2023 Purchases		Remaining to be Purchased

Project Name	Contract Date	Location	Number of Acres	Land Purchase Price	Number of Acres	Purchase Price	Number of Acres	Purchase Price

Conroe(1)	December 2021	Conroe, TX	1,127	$40,018,000	—	—	1,127	$40,018,000

Prairie Lakes(2)	October 2021	Kyle, TX	612	$6,605,000	—	—	612	$6,605,000

Lone Star at Liberty Trails(3)	October 2022	Denton, TX	495	$31,190,000	—	—	495	$31,190,000

Riverfield(4)	October 2021	Josephine, TX	341	$12,324,065	341	$12,324,065	—	—

(1)

Conroe, TX. In December 2021, the Company assigned its contractual rights to purchase 1,127 acres of unentitled land in Conroe, Texas to R&R. R&R then purchased the land from a third-party land seller for $40.0 million, as provided in the terms of the assigned contract. The Company simultaneously entered into a contract with R&R whereby the Company has the right to purchase the land from R&R for $40.0 million plus a fee of approximately 14.81% annually on the remaining purchase price of the land. The Company has the right to buy the land in installments or phases over a four year period. R&R borrowed approximately $40.0 million from HFLP II to purchase the land, and R&R has agreed to pay HFLP II an annual financing fee of approximately 1.35%. The Hortons are 99.9% limited partners of HFLP II and the general partner of HFLP II is controlled by R&R. The Company will make no payments to the Hortons related to this transaction.

(2)

Prairie Lakes—Kyle, TX. In October 2021, the Company assigned its contractual rights to purchase 612 acres of unentitled land in Kyle, Texas to R&R. R&R then purchased the land from a third-party land seller for $6.6 million, as provided in the terms of the assigned contract. The Company simultaneously entered into a contract with R&R whereby the Company has the right to purchase the land from R&R for $6.6 million plus a fee of approximately 12% annually on the remaining purchase price of the land. The Company has the right to buy the land in installments or phases over a four year period. Neither the Company nor R&R has made or will make any payments to the Hortons related to this transaction.

(3)

Lone Star at Liberty Trails—Denton County, TX. In October 2022, the Company assigned its contractual rights to purchase 495 acres of unentitled land in Denton County, Texas to R&R. R&R then purchased the land from two third-party land sellers for approximately $31.19 million, as provided in the terms of the assigned contracts. The Company simultaneously entered into a contract with R&R whereby the Company has the right to purchase the 495 acres from R&R for $31.19 million plus a fee of approximately 14.81% annually on the purchase price balance of the land. The Company has the right to buy the land in installments or phases over a four year period. R&R borrowed approximately $31.19 million from HFLP II to purchase the land, and R&R has agreed to pay HFLP II an annual financing fee of approximately 1.35%. The Hortons are 99.9% limited partners of HFLP II and the general partner of HFLP II is controlled by R&R. The Company will make no payments to the Hortons related to this transaction.

(4)

Riverfield—Josephine, TX. In October 2021, the Company entered into a contract with R&R to purchase 341 acres of land owned by R&R for $12.3 million. The land was purchased by the Company in October 2021. Neither the Company nor R&R made any payments to the Hortons related to this transaction.

Other Related Party Transactions

Employment. John Auld, adult son of David V. Auld, the Company’s Chief Executive Officer, is employed by the Company as a Division President at the Orlando East Division. In fiscal 2022, John Auld earned cash compensation of $1,760,219 and equity compensation valued at $212,753. His compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities. John Auld’s employment complied with the Company’s Related Party Transaction Policy.

Employment. Laura Brown, sister of Michael J. Murray, the Company’s Co-Chief Operating Officer, is employed by the Company at its Corporate office. In fiscal 2022, Laura Brown earned cash compensation of $119,391 and equity compensation valued at $73,904. Her compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities. Laura Brown’s employment complied with the Company’s Related Party Transaction Policy.

D.R. HORTON, INC. 2023 PROXY STATEMENT      60

GENERAL INFORMATION

General Information

Time, Place and Purposes of Meeting

Our 2023 Annual Meeting of Stockholders will be held on Wednesday, January 18, 2023, at 10:00 a.m. Central Time, at our corporate offices located at 1341 Horton Circle, Arlington, Texas. The purposes of the 2023 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 13, 2022. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service. D.R. Horton has engaged Innisfree to act as D.R. Horton’s proxy solicitor in connection with the proposals to be acted upon at the 2023 Annual Meeting. Pursuant to D.R. Horton’s agreement with Innisfree, it will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from D.R. Horton’s stockholders on D.R. Horton’s behalf in connection with the 2023 Annual Meeting. For these services, D.R. Horton will pay a fee estimated to be $30,000, plus expenses.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2023 Annual Meeting who expresses a desire to vote his or her shares in person. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. If you require directions to our meeting, please call (817) 390-8200 and ask for our Investor Relations department. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to or at the time of the 2023 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: (i) FOR each of the nominees for election of directors (see Proposal One on page 6), (ii) FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 23), and (iii) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see Proposal Three on page 55), and at the discretion of the proxy holders on all other matters properly brought before the 2023 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

November 30, 2022 has been set as the record date for the purpose of determining stockholders entitled to notice of and to vote at the 2023 Annual Meeting. There were 344,547,943 shares of D.R. Horton’s common stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of common stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of common stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2023 Annual Meeting. If you would like to view the stockholder list, please email Thomas B. Montaño, our Corporate Secretary, at tbmontano@drhorton.com.

D.R. HORTON, INC. 2023 PROXY STATEMENT      61

GENERAL INFORMATION

Quorum Requirement

The D.R. Horton Bylaws provide that there will be a quorum if the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2023 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE: Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Proposal One and Proposal Two are non-routine proposals. Therefore, if your shares are held through a broker, bank or other nominee, your shares will not be voted on Proposal One or Proposal Two unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (NYSE), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One or Proposal Two at the 2023 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Three at the 2023 Annual Meeting without voting instructions from the beneficial owner because this is a routine proposal.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal	Vote Required	NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions

(1) Election of Directors	(1) The number of shares voted “for” a director must exceed the number of shares voted “against” that director

(1)   Non-Routine: Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

       Broker non-votes have no effect Abstentions have no effect

(2) Advisory vote on the approval of executive compensation	(2) An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and entitled to vote

(2)   Non-Routine: Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

       Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3) Ratification of Ernst & Young LLP as our independent registered public accounting firm	(3) An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and entitled to vote

(3)   Routine: Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

       Abstentions have the same effect as a vote against the proposal

D.R. HORTON, INC. 2023 PROXY STATEMENT      62

GENERAL INFORMATION

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver promptly free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Jessica Hansen, Vice President of Investor Relations, 1341 Horton Circle, Arlington, Texas 76011, telephone number: (817) 390-8200 or e-mail: InvestorRelations@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

•

stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step-by-step instructions; and

•

stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD JANUARY 18, 2023

The Notice, Proxy Statement and Annual Report on Form 10-K are available at

https://materials.proxyvote.com/23331A

D.R. HORTON, INC. 2023 PROXY STATEMENT      63

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Stockholder Proposals for 2024 Annual Meeting

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2024 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to the Corporate Secretary of D.R. Horton at 1341 Horton Circle, Arlington, Texas 76011 not later than the close of business on August 15, 2023. Further, all proposals submitted for inclusion in D.R. Horton’s proxy soliciting materials relating to the 2024 Annual Meeting must comply with all of the requirements of Rule 14a-8 of the Exchange Act.

In addition, apart from the Rule 14a-8 process and director nominations made pursuant to the proxy access process, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2024 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Secretary of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2024 Annual Meeting must be delivered to the principal executive offices of D.R. Horton not later than the close of business on October 20, 2023 and not earlier than the close of business on September 20, 2023. In the event that the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2023 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws.

Pursuant to the proxy access provision in our Bylaws, in order for a stockholder or group of stockholders to nominate a director candidate to be included in the Company’s proxy statement for the 2024 Annual Meeting, proper written notice of the nomination must be delivered to the Corporate Secretary of D.R. Horton not later than the close of business on August 15, 2023 and not earlier than the close of business on July 16, 2023, and the nomination must otherwise comply with our Bylaws. In the event that the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2023 Annual Meeting, notice by the stockholder(s) to be timely must be so delivered not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made.

In addition to satisfying the deadlines in our Bylaws, a stockholder or group of stockholders who intend to solicit proxies in support of nominees other than our nominees must provide the notice required under SEC Rule 14a-19 to the Corporate Secretary of D.R. Horton no later than November 19, 2023.

D.R. HORTON, INC. 2023 PROXY STATEMENT      64

REQUESTING DOCUMENTS FROM THE COMPANY

Requesting Documents from the Company

On our website at investor.drhorton.com under the Policy & ESG Documents link within the ESG section, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors, (viii) Human Rights Policy, (ix) Related Party Transaction Policy, (x) Stock Ownership Guidelines, (xi) Political Contributions Policy Statement and (xii) Clawback Policy. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention: Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

Other Matters

Management knows of no other matters to be voted upon at the 2023 Annual Meeting. If any other matter is properly brought before the 2023 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and David V. Auld, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2023 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTAÑO

Vice President and Corporate Secretary

Arlington, Texas

December 13, 2022

D.R. HORTON, INC. 2023 PROXY STATEMENT      65

1341 Horton Circle

Arlington, Texas 76011

(817) 390-8200

www.drhorton.com

AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93423-P82254	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D.R. HORTON, INC.
Vote on Directors
The Board of Directors recommends a vote FOR each Nominee for Director.
1.	Proposal One: Election of directors.
	Nominees:		For	Against	Abstain

	1a. Donald R. Horton 1b. Barbara K. Allen 1c. Brad S. Anderson 1d. Michael R. Buchanan 1e. Benjamin S. Carson, Sr. 1f. Maribess L. Miller		☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐

Vote on Other Company Proposals

The Board of Directors recommends a vote FOR Proposals Two and Three as proposed below.

2.  Proposal Two: Approval of the advisory resolution on executive compensation.

3.  Proposal Three: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

								For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Note:  Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be held January 18, 2023:

The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D93424-P82254

D.R. HORTON, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS 1341 Horton Circle, Arlington, Texas 76011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Donald R. Horton and David V. Auld, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on November 30, 2022 at the 2023 Annual Meeting of Stockholders to be held on January 18, 2023 at 10:00 a.m. central time, or any adjournment thereof.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal One and FOR Proposals Two and Three. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.